EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

ATCO RUBBER PRODUCTS, INC.,
a Michigan corporation,

THE SELLERS NAMED HEREIN,

MUELLER INDUSTRIES, INC.,
(a Delaware Corporation),

and

RAMESH BHATIA,
as Representative of the Sellers

July 2, 2018

i

ARTICLE III INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF EACH SELLER		31
3.01	Organization and Power	31
3.02	Authorization	31
3.03	No Violation	31
3.04	Governmental Bodies; Consents	32
3.05	Capital Stock	32
3.06	Broker Fees	32
3.07	Litigation	32
3.08	Payments Owed	32
3.09	No Additional Representations or Warranties	32

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		33
4.01	Organization and Power	33
4.02	Authorization	33
4.03	No Violation	33
4.04	Governmental Bodies; Consents	33
4.05	Litigation	33
4.06	Broker Fees	33
4.07	Investment Representation; Investigation	34
4.08	Financial Capability	34
4.09	Solvency	34
4.10	No Additional Representations or Warranties	34
4.11	No Outside Reliance	34

ARTICLE V COVENANTS OF THE COMPANY AND THE SELLERS		35
5.01	Restrictive Covenants	35
5.02	Regulatory Filings	37
5.03	Affiliate Obligations and Arrangements	38

ARTICLE VI COVENANTS OF THE PURCHASER		38
6.01	Access to Books and Records	38
6.02	Director and Officer Liability and Indemnification	38
6.03	Facility Closings; Employee Layoffs	39
6.04	Transaction Expenses	40

ARTICLE VII INDEMNIFICATION		40
7.01	Survival	40
7.02	Indemnification of the Purchaser	40
7.03	Limitations on Indemnification of the Purchaser	41
7.04	Indemnification of the Sellers	43
7.05	Indemnification Procedures for Third Party Claims	43
7.06	Indemnification Procedures for Non-Third Party Claims	45
7.07	Procedures for Payment of Losses	45
7.08	Losses Net of Insurance	46
7.09	Other Limitations	46
7.10	Subrogation	47

7.11	Termination of Indemnification	47
7.12	Exclusive Remedy	47
7.13	Escrow Release	48

ARTICLE VIII ADDITIONAL AGREEMENTS AND COVENANTS		48
8.01	Further Assurances	48
8.02	Employees and Employee Benefits	49
8.03	Seller Release	50
8.04	Certain Consents	50
8.05	R&W Insurance Policy	50
8.06	Representation	51

ARTICLE IX TAX MATTERS		52
9.01	Preparation and Filing of Tax Returns; Tax Refunds; Amended Tax Return; and Certain Post-Closing Tax Benefits	52
9.02	Transfer Taxes	54
9.03	Cooperation on Tax Matters	54
9.04	Section 338(h)(10) Election	55
9.05	Purchase Price Allocation	55

ARTICLE X MISCELLANEOUS		56
10.01	Press Releases and Communications	56
10.02	Expenses	56
10.03	Notices	57
10.04	Assignment	58
10.05	Amendment and Waiver	58
10.06	Third Party Beneficiaries	58
10.07	Non-Recourse	59
10.08	Severability	59
10.09	Construction	59
10.10	Disclosure Schedules	59
10.11	Complete Agreement	60
10.12	Conflict Between Transaction Documents	60
10.13	Specific Performance	60
10.14	Jurisdiction and Exclusive Venue	61
10.15	Governing Law; Waiver of Jury Trial	61
10.16	Representative	62
10.17	No Right to Set-Off	64
10.18	Counterparts and PDF	64
10.19	Put/Call Option	64

ARTICLE XI DEFINITIONS		65
11.01	Definitions	65
11.02	Other Definitional Provisions	77

SCHEDULES:

Schedule 1.04(a)	Allocation Percentage
Schedule 1.04(b)	Funded Indebtedness
Schedule 1.04(n)	Third Party Consents
Schedule 2.01(b)	Company Jurisdictions
Schedule 2.04	No Violation
Schedule 2.05	Consents – Governmental Bodies
Schedule 2.06	Capital Stock
Schedule 2.07(a)	Financial Statements
Schedule 2.07(b)	No Undisclosed Liabilities
Schedule 2.08	Absence of Certain Developments
Schedule 2.09(a)	Title to Equipment
Schedule 2.09(b)	Owned Real Property
Schedule 2.09(c)	Real Property Permits
Schedule 2.09(j)	Owned Real Property – Utilities
Schedule 2.10	Tax Matters
Schedule 2.11	Contracts
Schedule 2.12(a)	Intellectual Property
Schedule 2.12(c)	Intellectual Property – Claims
Schedule 2.12(e)	Intellectual Property - Validity
Schedule 2.12(f)	Intellectual Property – Third Party Rights
Schedule 2.12(g)	Computer Systems
Schedule 2.13	Litigation
Schedule 2.14(a)	Employee Benefit Plans
Schedule 2.15	Insurance
Schedule 2.16	Environmental Matters
Schedule 2.18	Permits; Compliance with Laws
Schedule 2.19	Employees
Schedule 2.20	Affiliated Transactions
Schedule 2.23	Products Liability
Schedule 2.24(a)	Customers
Schedule 2.24(b)	Suppliers
Schedule 3.07	Litigation – Sellers
Schedule 3.08	Payments Owed - Sellers
Schedule 5.03	Affiliate Obligations and Arrangements
Schedule 11.01(a)	Permitted Liens

EXHIBITS:

Exhibit A	Net Working Capital

Exhibit B	Form of Escrow Agreement

Exhibit C	Triple Net Lease Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 2, 2018, is made by and among Atco Rubber Products, Inc., a Michigan corporation (the “Company”), the Persons named as “Sellers” on the signature pages hereto (each a “Seller” and, collectively, the “Sellers”), Mueller Industries, Inc., a Delaware corporation (the “Purchaser”), and Ramesh Bhatia, in his capacity as the representative of the Sellers (the “Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock, par value of $1.00 per share, of the Company (the “Shares”);

WHEREAS, simultaneously with the execution of this Agreement, Ramesh Bhatia has entered into a consulting agreement with the Company, which will become effective on November 1, 2018 (the “Bhatia Consulting Agreement”);

WHEREAS, simultaneously with the execution of this Agreement, Larry Cox has entered into a consulting agreement with the Company, which will become effective at the Closing (the “Cox Consulting Agreement”); and

WHEREAS, subject to the terms and conditions of this Agreement, the Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser all of the Shares.

NOW, THEREFORE, in consideration of the mutual covenants and consideration set forth herein, the parties hereto agree as follows.

ARTICLE I

PURCHASE AND SALE TRANSACTION; THE CLOSING; TRANSACTION PRICE ADJUSTMENT

1.01 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, on the date hereof, each Seller shall sell, assign, transfer and convey to the Purchaser, and the Purchaser, in reliance on the representations, warranties and covenants of the Sellers and the Company contained herein, shall purchase and acquire from each Seller, all of the Shares held by such Seller, free and clear of all Liens, in exchange for the Transaction Price, payable as described in Section 1.02.

1.02 Closing Cash Proceeds.

(a) At least three (3) Business Days prior to the date hereof, the Company delivered to the Purchaser a good faith estimate of Closing Net Working Capital (the “Estimated Closing Net Working Capital”), Closing Indebtedness (the “Estimated Indebtedness”), Closing Cash (the “Estimated Cash”) and Transaction Expenses (the “Estimated Transaction Expenses”) based on the Company’s books and records and other information available on the date thereof and calculated on a basis consistent with the definitions of Net Working Capital (including Exhibit A), Closing Indebtedness, Closing Cash and Transaction Expenses and in accordance with GAAP consistently applied.

(b) As used herein, “Closing Cash Proceeds” means (i) $162,800,000 (the “Transaction Price”), minus (ii) the amount of Estimated Indebtedness, minus (iii) the Escrow Amount, minus (iv) the amount of Estimated Transaction Expenses, plus (v) the amount of Estimated Cash, plus (vi) the amount, if any, by which Estimated Closing Net Working Capital exceeds Target Net Working Capital, minus (vii) the amount, if any, by which Target Net Working Capital exceeds Estimated Closing Net Working Capital and minus (viii) the Wiggins Escrow Amount.

1.03 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kelly Hart & Hallman LLP, located at 201 Main Street, Suite 2500, Fort Worth, Texas 76102, at 8:00 a.m. Central Time on the date hereof. The date hereof is referred to herein as the “Closing Date.” Notwithstanding the foregoing or any other provision herein to the contrary, the Closing shall be deemed to be effective as of 12:01 a.m. Central Time on the Closing Date. By mutual agreement of the parties, the Closing may take place by conference call and electronic (i.e. email/pdf) or facsimile exchange of documents.

1.04 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions at the Closing:

(a) The Purchaser shall deliver, or cause to be delivered, to the Representative, for the benefit of the Sellers, the Closing Cash Proceeds, by wire transfer of immediately available funds to an account designated in writing to the Purchaser at least three (3) Business Days prior to the Closing by the Representative, such Closing Cash Proceeds to be delivered by the Representative to each Seller in accordance with such Seller’s respective percentage set forth opposite such Seller’s name on the attached Schedule 1.04(a) (such Seller’s “Allocation Percentage”).

(b) The Purchaser shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the amounts set forth in the Release Letters delivered to the Purchaser pursuant to Section 1.04(k) and which have been included in Indebtedness set forth on Schedule 1.04(b) (the “Funded Indebtedness”).

(c) The Purchaser shall deposit, or cause to be deposited, the Escrow Amount and the Wiggins Escrow Amount in the Escrow Account by wire transfer of immediately available funds to an account designated in writing to the Purchaser prior to the Closing by the Escrow Agent.

(d) The Purchaser shall pay, or cause to be paid, on behalf of the Company and the Sellers, all Transaction Expenses either (i) by wire transfer of immediately available funds to each Person who is owed a portion thereof as identified in writing, together with wire instructions, by the Company to the Purchaser prior to the Closing or (ii) pursuant to Section 6.04.

(e) The Purchaser shall deliver a counterpart to the Escrow Agreement, duly executed by Purchaser.

(f) The R&W Insurance Policy shall have been issued to Purchaser.

(g) The Representative shall deliver to the Purchaser all of the stock certificates evidencing the Shares, duly endorsed in blank or with duly executed stock transfer powers attached, or, in the case of any lost, stolen or destroyed certificates with respect to any Shares, an affidavit of lost certificate, with respect to such Shares.

(h) The Representative shall deliver a counterpart to the Escrow Agreement, duly executed by the Representative.

(i) The Representative shall deliver a copy of the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Michigan, dated within five (5) days of the Closing Date.

(j) The Representative shall deliver a certificate of good standing or equivalent certificate of the state of organization of the Company, dated within five (5) days of the Closing Date.

(k) The Representative shall deliver customary payoff letters in form and substance reasonably acceptable to Purchaser from all lenders under any Funded Indebtedness (the “Release Letters”) setting forth wire transfer instructions and the amount or amounts necessary to discharge and release in full the obligations owed to such lenders in connection with such Funded Indebtedness as of the Closing, including, for the avoidance of doubt, (x) all principal amounts; (y) all accrued and unpaid interest, fees and other charges accruing through the Closing Date; and (z) all prepayment penalties, early payment charges, make whole payments or similar fees, expenses or charges of any kind.

(l) The Representative shall have delivered such affidavits and other documents (collectively, the “Title Affidavits”), each in form and substance reasonably acceptable to the Purchaser, as may be reasonably required by the title company to issue owner’s and/or lender’s title insurance policies that would be acceptable to a reasonably prudent buyer, insuring the Purchaser’s title to the Owned Real Property in an amount determined by the Purchaser in its sole discretion and subject only to Permitted Liens, which policies of title insurance shall (i) contain customary endorsements, including, without limitation, non-imputation endorsements, and (ii) not include any exceptions related to mechanic’s Liens in connection with any work performed with respect to the Construction Projects as of the date of the policy;

(m) Each Seller shall have delivered to Purchaser a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that such Seller is not a “Foreign Person” as defined in Section 1445 of the Code;

(n) The third party consents set forth on Schedule 1.04 shall have been obtained in form and substance reasonably acceptable to Purchaser.

(o) Ramesh Bhatia and the Company shall have delivered executed counterparts to the Bhatia Consulting Agreement.

(p) Larry Cox and the Company shall have delivered executed counterparts to the Cox Consulting Agreement.

(q) The Company shall have delivered evidence of the purchase of the D&O Policy in accordance with Section 6.02(c).

1.05 Transaction Price Adjustments.

(a) As promptly as practicable after the Closing, but in no event later than ninety (90) days after the Closing Date, the Purchaser shall prepare and deliver to the Representative a statement setting forth the Purchaser’s calculation of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses on a basis consistent with the definitions of Closing Net Working Capital (including Exhibit A), Closing Indebtedness, Closing Cash and Transaction Expenses and in accordance with GAAP consistently applied (the “Closing Statement”). The provisions set forth in this Section 1.05 are not intended to permit the introduction of principles, policies, practices, procedures, methodologies, classifications, methods, conventions, assumptions, judgments or estimation techniques in preparing the Closing Statement or determining the amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash or Transaction Expenses or the Purchaser Adjustment Amount or Seller Adjustment Amount, as the case may be, that are different from those used in the determination of the respective amounts estimated pursuant to Section 1.02(a) or that are not in accordance with GAAP consistently applied or as set forth on Exhibit A.

(b) During the thirty (30) days immediately following the Representative’s receipt of the Closing Statement and any period of dispute thereafter until submission of any disagreements to the Accounting Firm pursuant to Section 1.05(c), the Representative may make inquiries of the Purchaser and its accountants regarding questions concerning or disagreements with the Closing Statement arising in the course of its review thereof, and the Purchaser shall reasonably cooperate, and shall use commercially reasonable efforts to cause any such accountants to cooperate, with and respond to such inquiries. After delivery of the Closing Statement to the Representative, Purchaser shall provide (subject to customary confidentiality restrictions) the Representative (or, if requested, the Representative’s auditors) with reasonable access at reasonable times to the books, records (including work papers, schedules, memoranda and other documents) and relevant accounting personnel of the Company solely for purposes of their review of the Closing Statement. The Purchaser agrees that following the Closing it will not, and it will cause the Company not to, take any actions with respect to the books, records, policies and procedures of the Company that would obstruct or prevent the preparation of the Closing Statement or the calculation of Closing Net Working Capital, Closing Indebtedness, Closing Cash or Transaction Expenses, or the Representative’s review of the foregoing, in each case, as provided in this Section 1.05.

(c) If the Representative disagrees with any part of the Purchaser’s calculation of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses, the Representative shall, within thirty (30) days after the Representative’s receipt of the Closing Statement, notify the Purchaser in writing of such disagreement by setting forth the Representative’s calculation of Closing Net Working Capital, Closing Indebtedness, Closing Cash or Transaction Expenses (an “Objection Notice”). If an Objection Notice is not delivered to the Purchaser within thirty (30) days after the Representative’s receipt of the Closing Statement, the Closing Statement shall be final, binding, and non-appealable by the parties hereto. During the fifteen (15) days immediately following the delivery of an Objection Notice, or such longer period as the Representative and the Purchaser may agree in writing, the Representative and the Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Objection Notice, and all such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule, unless otherwise agreed in writing by the Representative and the Purchaser. In the event that the Purchaser and the Representative resolve in writing all such disagreements, the amounts for Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses so agreed in writing by the Purchaser and the Representative shall be final, binding, and non-appealable by the parties hereto. In the event that the Purchaser and the Representative are unable to resolve all such disagreements within such fifteen (15) day period after the Purchaser’s receipt of such Objection Notice or such longer period as the Representative and the Purchaser may have agreed in writing, the Purchaser and the Representative shall submit such remaining disagreements to PricewaterhouseCoopers LLP (“PWC”), or, if the Purchaser and the Representative cannot so agree within fifteen (15) days following a determination that PWC is unavailable, the accounting firm mutually selected by a panel consisting of the accounting firm that has been proposed by Purchaser and the accounting firm that has been proposed by the Representative (the firm to which such matters are so submitted for resolution, the “Accounting Firm”).

(d) The Purchaser and the Representative shall cause the Accounting Firm to make a determination with respect to all remaining disagreements regarding the computation of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses identified in the Objection Notice as soon as practicable and in any event within thirty (30) days after its retention. The Accounting Firm shall consider only those items and amounts in the Purchaser and the Representative’s respective calculations of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses (as set forth on the Closing Statement or Objection Notice, as applicable) that are identified as being items and amounts to which the Purchaser and the Representative have been unable to agree. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party (as set forth on the Closing Statement or Objection Notice, as applicable). The Accounting Firm’s determination of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses shall be based solely on written materials submitted by the Purchaser and the Representative (i.e., not on the basis of an independent review) and in accordance with GAAP consistently applied and the guidelines and procedures set forth in this Agreement, including the definitions of “Net Working Capital” (including Exhibit A), “Indebtedness,” “Cash” and “Transaction Expenses.” The determination of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses by the Accounting Firm shall be final, binding and non-appealable by the parties hereto.

(e) The costs and expenses of the Accounting Firm in determining Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses shall be borne by the Purchaser, on the one hand, and the Representative, on the other hand, based upon the percentage that the portion of the aggregate contested amount not awarded to each party bears to the aggregate amount actually contested by such party. For example, if the Purchaser claims Closing Net Working Capital is $1,000 less than the amount determined by the Representative, and the Representative contests only $500 of the amount claimed by the Purchaser, and if the Accounting Firm ultimately resolves the dispute by awarding the Purchaser $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to the Representative and 40% (i.e., 200 ÷ 500) to the Purchaser. In connection with its determination of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses, the Accounting Firm shall, pursuant to the terms of this Section 1.05(e), also determine the allocation of its fees and expenses between the Purchaser and the Representative, which such determination shall be final, binding and non-appealable by the parties hereto.

(f) Within five (5) Business Days after Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses are finally determined pursuant to this Section 1.05:

(i) if (A) the result of Closing Net Working Capital, plus Closing Cash, minus Closing Indebtedness, minus Transaction Expenses, in each case as finally determined pursuant to Section 1.05(b) or Section 1.05(d), is less than (B) the result of Estimated Closing Net Working Capital, plus Estimated Cash, minus Estimated Indebtedness, minus Estimated Transaction Expenses, then the Purchaser shall be paid an amount equal to such deficit (the “Purchaser Adjustment Amount”) out of the Escrow Amount;

(ii) if (A) the result of Closing Net Working Capital, plus Closing Cash, minus Closing Indebtedness, minus Transaction Expenses, in each case as finally determined pursuant to Section 1.05(b) or Section 1.05(d), is greater than (B) the result of Estimated Closing Net Working Capital, plus Estimated Cash, minus Estimated Indebtedness, minus Estimated Transaction Expenses, then the Purchaser shall, or shall cause the Company to, pay to the Representative, for the benefit of the Sellers, an amount equal to such excess (the “Seller Adjustment Amount”), to be further delivered by the Representative to each Seller in accordance with its respective Allocation Percentage; and

(iii) any payment to be made pursuant to this Section 1.05(f) (the “Purchase Price Adjustments”) shall (y) be treated by all parties for tax purposes as adjustments to the Transaction Price and (z) be made by wire transfer of immediately available funds to, as applicable, the account(s) designated in writing by the Purchaser prior to such payment or the account(s) designated in writing by the Representative prior to such payment, for the benefit of the Sellers, as applicable.

(g) The Purchaser agrees that the adjustments to Estimated Closing Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses provided for in this Section 1.05, and the dispute resolution provisions provided for in this Section 1.05, shall be the exclusive remedies for the matters addressed by this Section 1.05, except as contemplated by Section 9.01(f).

(h) The parties agree that (i) the Representative and any of the Sellers and their Affiliates may engage BDO USA LLP and its Affiliates to advise or represent them in connection with the determination of any Purchase Price Adjustment and the matters addressed by this Section 1.05 and (ii) the Purchaser and its Affiliates may engage Deloitte & Touche LLP, KPMG LLP and/or their respective Affiliates to advise or represent it in connection with the determination of any Purchase Price Adjustment and the matters addressed by this Section 1.05. Each party will enter into such waivers as BDO USA LLP, Deloitte & Touche LLP, KPMG LLP or each of their respective Affiliates, as the case may be, shall reasonably require to permit BDO USA LLP, Deloitte & Touche LLP, KPMG LLP and each of their respective Affiliates, as the case may be, to provide such advice or representation.

1.06 Withholding. Purchaser shall be entitled to deduct and withhold from the Transaction Price payable hereunder, or any other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law. Any amounts so withheld shall be paid over to the appropriate Governmental Body. To the extent that amounts are so deducted and withheld and remitted to the appropriate Governmental Body, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers. If the Purchaser determines that amounts must be withheld pursuant to this Section 1.06, the Purchaser shall notify the Representative as soon as reasonably practicable, but no later than two days after such determination, and the Purchaser shall allow the Representative to provide any additional forms or other information reasonably necessary for the Purchaser not to be required to withhold a portion of the Transaction Price.

1.07 Target EBITDA. For purposes hereof, “Target EBITDA” shall be $21,000,000. To the extent any Non-Maintenance Capital is invested during any Performance Period, the Target EBITDA for such Performance Period shall be adjusted upwards by an amount equal to 4% multiplied by the amount of such Non-Maintenance Capital invested. As used herein, the term “Non-Maintenance Capital” shall mean any capital invested in the Company by Purchaser or its Affiliates for the purpose of funding any capital expenditures by the Company for the purpose of expanding the capacity of the Company’s business as otherwise conducted immediately prior to the date hereof; provided, however, that Non-Maintenance Capital shall not include any investment made in connection with the actual or anticipated conduct of any new line of business by the Company (“New Business Capital Investment”). In the event the Purchaser or its Affiliates desire to invest any Non-Maintenance Capital during any Performance Period, the Purchaser shall provide written notice thereof to the Representative, identifying the amount and purpose of such Non-Maintenance Capital.

1.08 EBITDA Payment.

(a) For the first two 12-month periods beginning from the Closing Date (the first such 12-month period, the “Year 1 Performance Period”, the second such 12-month period, the “Year 2 Performance Period”, and each, a “Performance Period”), Purchaser shall, within sixty (60) days after the end of each Performance Period, deliver to the Representative a detailed written statement of the Purchaser’s calculation of the amount of the EBITDA for such Performance Period (the “Performance Period EBITDA”) and such documents and work papers reasonably necessary to review the basis therefor.

(b) During the period following delivery of the Performance Period EBITDA until final resolution of such Performance Period EBITDA in accordance with this Section 1.08, the Representative shall have access, during regular business hours, to the books and records of the Company relating to the Performance Period EBITDA calculation solely for the purpose of reviewing the computation of the Performance Period EBITDA made by the Purchaser.

(c) If the Representative disagrees with all or any portion of the Performance Period EBITDA delivered by the Purchaser, the Representative shall notify the Purchaser of the same in writing within thirty (30) days after receipt of the Performance Period EBITDA and any other information required to be furnished by the Purchaser to the Representative in respect thereof. If the Representative does not object within such thirty (30) day period, the Purchaser’s calculation of the applicable Performance Period EBITDA shall be final and binding on the parties.

(d) If the Representative disagrees with all or any portion of the applicable Performance Period EBITDA delivered by the Purchaser and provides notice of such disagreement in accordance with Section 1.08(c) above, the parties shall negotiate in good faith to reach an agreement on the same during the fifteen (15) day period following delivery of such notice of disagreement by the Representative, and all such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule, unless otherwise agreed in writing by the Representative and the Purchaser. If the Representative and the Purchaser are unable to reach an agreement during such fifteen (15) day period, such disagreement and the determination of the Performance Period EBITDA shall be submitted for determination to the Accounting Firm, whose determination shall be final, binding and non-appealable by the parties hereto. If such disagreement and the determination of the Performance Period EBITDA are submitted to the Accounting Firm for resolution, then: (i) the Representative and the Purchaser shall execute any agreement(s) reasonably required by the Accounting Firm to accept its engagement pursuant to this Section 1.08(d); (ii) the Purchaser shall promptly furnish or cause to be furnished to the Accounting Firm such work papers and other documents and information relating to the computation of the applicable Performance Period EBITDA as the Accounting Firm may request and are available to the Purchaser; (iii) each party shall be afforded the opportunity to present to such Accounting Firm, with a copy to the other party, any other written material relating to the computation of the Performance Period EBITDA for such period; (iv) the Accounting Firm shall not attribute a value to any disputed amount greater than the greatest amount proposed by either party nor an amount less than the least amount proposed by either party; and (v) the fees, costs and expenses of the Accounting Firm shall be shared by the Representative, on the one hand, and the Purchaser on the other, in the same manner as Section 1.05(e).

(e) In the event that the Performance Period EBITDA in a given Performance Period is less than the Target EBITDA, then no payment will be made by the Purchaser to the Sellers pursuant to this Section 1.08. In the event that the Performance Period EBITDA in a given Performance Period is greater than the Target EBITDA, the Sellers shall become entitled to an earn-out payment of $2.0 million (the “Base Earnout Payment”). In the event that the Performance Period EBITDA exceeds the Target EBITDA (i) by more than $1.0 million but less than $2.0 million, the Sellers shall become entitled to an additional earn-out payment of $1.0 million, (ii) by more than $2.0 million but less than $3.0 million, the Sellers shall become entitled to an additional earn-out payment of $2.0 million, or (iii) by more than $3.0 million, the Sellers shall become entitled to an additional earn-out payment of $3.0 million (each of the amounts specified in clauses (i), (ii) and (iii) above, an “Additional Earnout Payment”); provided, however, that in no event shall the aggregate amount of the Base Earnout Payment and any Additional Earnout Payment in respect of any one Performance Period exceed $5.0 million. Notwithstanding the foregoing, in the event that the sum of the Performance Period EBITDA in respect of the Year 1 Performance Period and the Performance Period EBITDA in respect of the Year 2 Performance Period exceeds $50.0 million, then the Sellers shall become entitled to an additional special earn-out payment of $2.0 million (the “Special Earnout Payment”). The Purchaser shall pay the Representative (for the benefit of the Sellers) by wire transfer of immediately available funds to accounts designated by the Representative, the amounts, if any, owed to the Sellers pursuant to this Section 1.08(e), (i) in the case of any Base Earnout Payment or Additional Earnout Payment, within ninety (90) days after the ending of the applicable Performance Period (or, if later, upon resolution of any dispute relating to the applicable Performance Period EBITDA pursuant to this Section 1.08) and (ii) in the case of any Special Earnout Payment, within ninety (90) days after the ending of the Year 2 Performance Period (or, if later, upon resolution of any dispute relating to the applicable Performance Period EBITDA pursuant to this Section 1.08).

1.09 Calculation of EBITDA. For purposes of this Agreement, “EBITDA” means, for the applicable period, net income (or loss) plus the sum of interest expense net of interest income, federal income Tax expense, if any, depreciation and amortization, of the Company, in each case, determined in accordance with GAAP as consistently applied by the Company prior to the date hereof and subject to the following:

(a) EBITDA shall be computed without regard to “extraordinary items” of gain or loss as that term shall be defined by GAAP;

(b) EBITDA shall not include any gains, losses or profits realized from the sale, exchange or other disposition of any assets other than in the ordinary course of business consistent with past practice;

(c) EBITDA shall not include any earnings realized from the acquisition or purchase of any business, division or Person;

(d) EBITDA shall not include any earnings realized from the acquisition or purchase of any assets of any business, division or Person other than in the ordinary course of business consistent with past practice;

(e) EBITDA shall not include any earnings realized or derived from any New Business Capital Investment.

(f) No deduction shall be made for any general or allocated management fees, overhead expenses, corporate charges or compensation to the management of the Purchaser and its respective Affiliates (other than the Company);

(g) No deduction shall be made for (i) any expenses, losses or charges, including any legal or accounting fees and expenses, or litigation costs, arising out of, or incurred directly or indirectly in connection with, this Agreement, (ii) any amount for which the Purchaser is entitled to an indemnity hereunder or (iii) any consulting fees paid under the Bhatia Consulting Agreement or the Cox Consulting Agreement;

(h) EBITDA shall be computed without taking into account any adverse effect of any and all purchase accounting adjustments required to be recorded by the Purchaser after the Closing in accordance with GAAP, including, without limitation, any and all additional depreciation, amortization or other expense resulting from the write-up of any asset and any amortization of goodwill or other intangibles relating to the acquisition of the Company by the Purchaser;

(i) The intercompany sales and products of the Company, if any, to the Purchaser or its Affiliates shall be calculated at a gross margin equal to the gross margin obtained on sales to unrelated third parties at the lowest fees, prices and rates charged by the Company to any of its customers for similar volumes of goods and services of the same or comparable type and scope.

(j) If, after the Closing Date, the Purchaser (i) sells, leases, transfers or otherwise disposes of assets (other than sales of assets in the ordinary course of business) or the business (whether by merger, sale of equity securities or otherwise) of the Company, or (ii) causes the Company to shut down or discontinue any current line of business, then in each case the Purchaser and the Representative shall agree on a fair and reasonable adjustment to the calculation of the payments contemplated by Section 1.08 to reflect the impact of such transaction (and, if unable to agree thereon, shall submit such matter to the Accounting Firm for resolution, as soon as possible and, if practicable, prior to the consummation of such transaction, on a basis consistent with the procedures set forth in Section 1.08(d)).

1.10 Conduct of the Company During Performance Period. During the Performance Period:

(a) the Purchaser shall maintain separate books and records for the Company’s business sufficient for the calculation of Performance Period EBITDA;

(b) the Purchaser shall conduct and operate the Company’s business in good faith and shall not intentionally take any action the primary purpose of which is to reduce the EBITDA in respect of any Performance Period; and

(c) the Purchaser shall not cause or permit the sale of any products or services currently sold or provided by the Company to be diverted to, made or provided by, the Purchaser or any of its Affiliates (other than the Company) if the primary purpose of such sale is to reduce the EBITDA in respect of any Performance Period, and in any case any sales of such products or services by the Purchaser or any of its Affiliates (other than the Company) shall be deemed to have been made by the Company for purposes of Sections 1.08 and 1.09 and any other provisions of this Agreement to the extent related to the payments contemplated in such Sections 1.08 and 1.09.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY

The Sellers and the Company represent and warrant to the Purchaser that the statements in this Article II are correct as of the date of this Agreement, except, subject to Section 10.10, as expressly set forth in the schedules attached to this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”).

2.01 Organization and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Michigan and has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted. The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) Except as described on Schedule 2.01(b), the Company is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not reasonably be expected to be material to the Company.

(c) Complete and correct copies of the articles of incorporation, bylaws or equivalent organizational documents of the Company as of the date hereof, with all amendments thereto to the date hereof, have been made available to the Purchaser.

2.02 Subsidiaries. The Company does not directly or indirectly own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization, entity or Person.

2.03 Authorization. The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement, and, assuming the due authorization, execution and delivery of this Agreement by each Seller and the Purchaser, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

2.04 No Violation. Except as set forth on Schedule 2.04, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby or in any related document, do not: (a) violate or conflict with the articles of incorporation, bylaws or equivalent organizational documents of the Company; (b) violate or conflict with any provision of any Law applicable to the Company or by which any property or asset of the Company is bound; or (c) violate, result in any breach of, constitute a default (or an event that, with due notice or lapse of time or both, would become a default) under, create in any party thereto the right to terminate or cancel, require any consent or notice under, or result in the creation or imposition of any Lien on any property, asset or right of the Company under, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company or its Affiliates is a party or by which the Company or its Affiliates is bound or to which any of their properties or assets is subject.

2.05 Governmental Bodies; Consents. Except as set forth on Schedule 2.05, the Company is not required to file, seek or obtain any notice, authorization, approval, order, Permit or consent of or with any Governmental Body in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except (a) any filings required to be made under the HSR Act or Foreign Competition Laws or (b) as may be necessary as a result of any facts or circumstances relating to the Purchaser or any of its Affiliates.

2.06 Capital Stock. Schedule 2.06 sets forth the Company’s authorized, issued and outstanding capital stock, including the Shares. All of the Shares have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to, and were not issued in violation of, any preemptive rights or rights of first refusal. Except as set forth on Schedule 2.06, the Company does not have any other equity securities authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as set forth on Schedule 2.06, there are no outstanding (a) shares of capital stock or other equity interests or voting securities of the Company, (b) securities convertible or exchangeable into capital stock of the Company, (c) any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts, agreements or obligations (contingent or otherwise) that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase, retire or redeem capital stock of the Company or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no bonds, debentures, notes or other Indebtedness of the Company outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any shareholder of the Company, in such shareholder’s capacity as a shareholder of the Company, may vote. There are no voting trusts, stockholder agreements, proxies or other similar agreements or understandings to which the Company is bound with respect to the voting or transfer of the Shares, and there are no contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, the Shares.

2.07 Financial Statements; No Undisclosed Liabilities.

(a) Attached to Schedule 2.07(a) are: (i) the Company’s unaudited consolidated balance sheet as of May 26, 2018 (the “Latest Balance Sheet”) and the related statement of income and cash flows for the five (5) month period then ended, and (ii) the Company’s audited consolidated balance sheet as of, and the related statements of income and cash flows for the fiscal years ended, December 31, 2015, December 31, 2016 and December 31, 2017 (collectively, the “Financial Statements” and the balance sheet as of December 31, 2017 included therein, the “Latest Audited Balance Sheet”). Except as set forth on Schedule 2.07(a), the Financial Statements, including the notes thereto (if applicable) have been prepared, in each case, in conformity in all material respects with GAAP consistently applied and present fairly in all material respects the financial condition and results of operations of the Company as of the dates and for the periods referred to therein in accordance with GAAP consistently applied, subject in the case of the unaudited financial statements to (y) the absence of footnote disclosures and other presentation items and (z) changes resulting from normal year-end adjustments.

(b) Except as set forth on Schedule 2.07(b), the Company does not have any liabilities or obligations (collectively, “Liabilities”), except (i) Liabilities accrued on or reserved against in the Latest Balance Sheet or disclosed in the notes thereto or in the notes to the other Financial Statements, (ii) Liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business, (iii) Liabilities arising after the date of this Agreement in connection with the transactions contemplated by this Agreement, (iv) Liabilities to be included in the computation of Closing Indebtedness, (v) Liabilities to be included in the computation of Closing Net Working Capital and (vi) other Liabilities which would not, individually or in the aggregate, be material to the Company. This representation will not be deemed breached as a result of a change in applicable Law, the Code or GAAP after the Closing.

(c) The Company has devised and maintains systems of internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Such accounting controls of the Company are, and for the past three (3) complete fiscal years of the Company have been, sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization and are properly reflected in the Company’s financial statements under GAAP, (ii) all transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with the accounting principles, methods and practices used in preparing the Company’s audited financial statements, applied on a consistent basis and in accordance with GAAP, and to maintain proper accountability for such items, and (iii) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

2.08 Absence of Certain Developments. Except as set forth on Schedule 2.08, since the date of the Latest Balance Sheet to the date hereof, there has not occurred any event, occurrence, development or state of circumstances that has had, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, and except as set forth on the Schedule 2.08 or as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet to the date hereof, the Company has not:

(a) amended or modified its articles of incorporation or bylaws (or other organizational or governance documents);

(b) issued or sold any of its capital stock or other equity interests or any options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, calls or commitments of any kind or granted phantom stock or other similar rights with respect to its capital stock or other equity interests;

(c) declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or other securities, or agreed to do so;

(d) planned, announced, implemented or effected any reduction in force, lay off, early retirement program, severance program or other program or effort concerning the termination of employment of employees (excluding, for the avoidance of doubt, the termination of individual employees);

(e) (i) made or granted any material bonus, severance, retention, change in control pay or other material compensation or salary increase to any former or current employee or other service provider of the Company, (ii) made or granted any material increase in or terminated any existing Plan or adopted any new Plan, except as required by applicable Law or the terms of any Plan, or (iii) increased or accelerated the vesting or payment of the compensation or benefits payable or available to any former or current employee or other service provider of the Company, other than as required by applicable Law or the terms of any Plan;

(f) adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(g) failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of its assets, properties or rights;

(h) mortgaged, pledged, or subjected to any Lien, any of its properties, assets, or rights, except for Permitted Liens;

(i) made any material change in its accounting methods, principles or practices, except as may be required by Law, regulatory accounting requirements or GAAP, or made any material election relating to Taxes, or changed any material election relating to Taxes already made, in each case, except as may be required by GAAP, the Code or applicable Law;

(j) made any acquisition of all or substantially all of the assets, properties, capital stock or business of any other Person, whether by merger, stock or asset purchase;

(k) sold, leased, assigned, transferred or otherwise disposed of any of the Company’s assets, securities, properties, interests or businesses, except for sales of inventory and dispositions of obsolete assets;

(l) canceled any debts or claims or waived any rights, except in the ordinary course of business consistent with past practice;

(m) disposed of any patents, trademarks or copyrights or any patent, trademark or copyright applications;

(n) defaulted on any material obligation having a value in excess of $100,000;

(o) written down the value of any inventory or written off as uncollectible any of its accounts receivable or any portion thereof not reflected in the Latest Balance Sheet;

(p) made any capital expenditure in excess of $100,000 or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance;

(q) incurred any obligation or liability for the payment of severance benefits, except in the ordinary course of business consistent with past practice;

(r) entered into any agreement that is material to its business to settle any pending or threatened claim in any jurisdiction;

(s) made any loans or advances to any Persons, except to employees and extensions of credit to customers, in each case, in the ordinary course of business; or

(t) agreed or committed in writing to do any of the foregoing.

2.09 Title to Properties.

(a) Except as set forth on Schedule 2.09(a), the Company owns good and marketable title to, or holds a valid leasehold interest in, all of the equipment, machinery, tools, furniture, vehicles and other tangible property used by it in the conduct of its business as now conducted (“Equipment”), free and clear of all Liens, except for Permitted Liens. All Equipment is in good operating condition and repair (ordinary wear and tear excepted), and is adequate for the uses to which it is being put and conforms in all material respects to all Laws and Permits, and none of such Equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Equipment currently owned or leased by the Company is sufficient for the continued conduct of the business immediately after Closing in substantially the same manner as currently conducted.

(b) The Owned Real Property described on Schedule 2.09(b) constitutes all of the real property owned by the Company. Schedule 2.09(b) sets forth the address and description of use of each Owned Real Property. With respect to each Owned Real Property: (i) except as set forth on Schedule 2.09(b), the Company has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens and Encumbrances, except Permitted Liens, (ii) except as set forth in Schedule 2.09(b), the Company has not leased, subleased, licensed or otherwise granted to any Person (other than the Company) the right to use or occupy such Owned Real Property or any portion thereof; and (iii) other than the right of the Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer, rights of first refusal, repurchase rights, reverter rights or other similar rights to purchase, lease, or use such Owned Real Property or any portion thereof or interest therein and (iv) each such parcel has access, sufficient for the conduct of the business of the Company in the ordinary course as currently conducted, to public roads and to all utilities used in the operation of the business of the Company as currently conducted in the ordinary course at that location. The Company is not a party to any agreement or option to purchase any real property or interest therein.

(c) All certificates of occupancy, Permits, licenses, franchises, registrations, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Bodies, board of fire underwriters, associations or any other entities having jurisdiction over the Owned Real Property that are required to use or occupy the Owned Real Property or operate the business of the Company as currently conducted, have been issued and are in full force and effect. Schedule 2.09(c) lists all material Real Property Permits held by the Company with respect to each parcel of Owned Real Property. The Company has delivered or otherwise made available to the Purchaser true and complete copies of all Real Property Permits obtained by the Company with respect to the business of the Company. The Company has not received any written notice from any Governmental Body or other entity having jurisdiction over the Owned Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the Company’s knowledge, there is no reasonable basis for the issuance of any such notice or the taking of any such action.

(d) The Company has not received any written notice of, and, to the Company’s knowledge, there are no currently pending governmental regulations, orders or requirements restricting the operation of any portion of the Owned Real Property in the manner in which such Owned Real Property is being operated on the date of this Agreement, including (i) public improvements or rezoning measures that would be reasonably likely to impair the value or current use of such Owned Real Property or (ii) special assessments that materially or adversely affect the Owned Real Property.

(e) The Company has not received any written notice of, and, to the Company’s knowledge, there are no currently pending, condemnation proceeding or other proceedings in the nature of eminent domain in connection with any portion of the Owned Real Property.

(f) The Company has not received any written notice of any litigation or other proceeding pending or threatened which would reasonably be expected to affect any portion of the Owned Real Property or its present or intended use.

(g) There is no existing breach or default (and there is no event or condition that would constitute a default after notice, lapse or time, or both) by the Company or, to the Company’s knowledge, by any other party, under any provision of any easement, restrictive covenant, or other contract affecting the Owned Real Property, which breach or default has not been cured as of the date hereof, and the Company has not received written notice of any material default under any easements, restrictive covenants or other contracts affecting the Owned Real Property, which default has not yet been cured.

(h) There are no assessments, special assessments, common charges or other charges due and payable by the Company with respect to any Owned Real Property that have not been paid as of the date hereof.

(i) Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor the fulfillment of or compliance with the terms and conditions hereof, require the consent of, or notice to, any party to any easements, restrictive covenants or other contracts affecting the Owned Real Property, or to the Company’s knowledge, entitle any party to any easements, restrictive covenants or other contracts affecting the Owned Real Property to terminate such easement, restrictive covenant or other contract, or charge any additional fees, or require any other modifications to the terms and conditions of such easement, restrictive covenant or other contract.

(j) Except as set forth in Schedule 2.09(j), the Owned Real Property is equipped with all utilities reasonably required to permit the Company to operate and carry on its business as it is currently being conducted.

(k) The Owned Real Property and the current operation thereof by the Company is in compliance with all applicable zoning, building, set-back requirements and other regulations of any Governmental Body (whether or not permitted because of prior nonconforming use), restrictive covenants and other matters of record, except as would not impair the value, possession or current use of the applicable Owned Real Property, and all certificates of occupancy required to operate the Owned Real Property in its current manner have been issued by the applicable Governmental Body and remain in full force and effect.

(l) The Company has made available to Purchaser true and complete copies of (i) the deed and/or other instruments (as recorded) by which the Company acquired such Owned Real Property, (ii) any title insurance policies and/or surveys with respect to such Owned Real Property, and (iii) any third-party environmental reports, zoning reports, property condition reports or other similar reports relating to such Owned Real Property, in each case, to the extent same are in possession of the Company.

(m) No improvements constituting a part of the Owned Real Property encroach on real property owned or leased by a Person other than the Company or encroach on any easement which may burden such Owned Real Property.

(n) All ongoing construction projects and alterations to the Owned Real Property (“Construction Projects”) have to date been performed in a workmanlike manner in accordance with good construction practice for the applicable type of work and are of a quality reasonably necessary to conduct the business of the Company in the ordinary course of business upon completion of such Construction Project. As of the date hereof, all vendors, contractors, mechanics, materialmen, or other similar service professionals have been timely paid following performance of work, or the amount or validity of such work is being contested in good faith by appropriate proceedings and adequate reserves are being maintained therefor by the Company.

2.10 Tax Matters. Except as set forth on Schedule 2.10:

(a) The Company has filed when due all Tax Returns that are required to be filed by the Company, and all such Tax Returns were true, correct, and complete as of the time of such filing. All Taxes (whether or not shown as due and owing thereon) have been paid, other than Taxes that are not yet due and payable or Taxes that are being contested in good faith and for which appropriate reserves have been taken.

(b) All Taxes which the Company is obligated to withhold from amounts paid or owing to any Person have been withheld.

(c) No deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed in writing by any taxing authority of any Governmental Body against the Company.

(d) The Company has not consented to extend the time, which extension has not terminated, in which any Tax may be assessed or collected by any taxing authority of any Governmental Body. There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns. The Company is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters. The Company has not waived any statutory period of limitations for the assessment of any Tax.

(e) There are no ongoing or pending audits, investigations, claims, examinations or other proceedings now pending against, or with respect to, the Company in respect of any Tax or assessment, nor are there any claims for additional Tax or assessments asserted by any Tax authority. No ruling with respect to Taxes has been requested by or on behalf of the Company.

(f) The Company is not a party to or bound by any Tax allocation or sharing agreement.

(g) No written claim has been made by any Tax authority in a jurisdiction where the Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to Sellers’ or the Representative’s knowledge is any such assertion threatened.

(h) The Company has collected all sales and use Taxes required to be collected and has remitted or will remit on a timely basis such amounts to the appropriate Governmental Body, or has been furnished properly completed exemption certificates.

(i) The Company has not participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulation Section 1.6011-4(b) or any predecessor thereof.

(j) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, or (ii) has no liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations, as a transferee or successor, by contract or otherwise.

(l) (i) The Company has and has had at all times since January 1, 1981 a valid election in effect under Section 1362 of the Code and any comparable provision of state or local law for all taxable years through and including the Closing Date (the “S Election”) and such S Election has never been terminated or revoked; (ii) the Company does not have any U.S. subsidiaries that are not “qualified subchapter S subsidiaries” within the meaning of Section 1361(b)(3)(B) of the Code and each such subsidiary has been a qualified subchapter S subsidiary at all times since the date of incorporation up to and including the Closing Date (and such status has never been terminated or revoked); (iii) neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past 5 years, (A) acquired assets from another corporation in a transaction in which the Company’s tax basis was determined, in whole or in part, by reference to the tax basis of the acquired assets in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary; (iv) all of the Company’s shareholders have been eligible S-corporation shareholders under Section 1361 of the Code since the time the S-election was made; (v) the S Election, and all elections made by any qualified subchapter S subsidiaries are respected under the income Tax Laws of every state or local jurisdiction in which the Company (or qualified subchapter S subsidiary) does business; and (vi) the Company shall not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company’s assets (including the assets of any qualified subchapter S subsidiary) caused by the Code Section 338(h)(10) Election.

(m) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

2.11 Contracts.

(a) Except as set forth on Schedule 2.11 the Company is not a party to any:

(i) collective bargaining or works council agreement with any labor union;

(ii) stock purchase, stock option or other equity or equity-based plan or agreement;

(iii) agreement for the employment of any officer, individual employee or other person on a full-time or consulting basis that is not terminable by the Company upon notice of sixty (60) days or less;

(iv) agreement or Plan that provides for a payment, benefit or accelerated vesting upon the execution of this Agreement or the Closing or in connection with any of the transactions contemplated by this Agreement;

(v) agreement under which the Company has borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness or liabilities of others (other than guarantees of indebtedness of the Company, endorsements for the purpose of collection or purchases of equipment or materials made under conditional sales agreements, in each case in the ordinary course of business), in each case to the extent there exists any outstanding principal amount or other amount owed by the Company thereunder as of the date hereof;

(vi) any license of any material Intellectual Property (other than licenses of commercially available, off-the-shelf software for an annual cost of $100,000 or less, or licenses entered into with customers in the ordinary course of business);

(vii) lease, sublease, license, use agreement, or other similar agreement for which the annual rent exceeds $100,000;

(viii) agreement or group of related agreements with the same party for the purchase of products or services, in either case, under which the aggregate undelivered balance of such products and services has a selling price in excess of $1,000,000 and which is not terminable by the Company upon notice of sixty (60) days or less for a cost of $1,000,000 or less;

(ix) agreement that materially prohibits the Company from freely engaging in business anywhere in the world, including any agreement that contains covenants or provisions that purport to (A) restrict the ability of the Company (or its Affiliates following the Closing) to freely conduct the Business or which contain any covenant not to compete in any line of business, in any geographic area or with any Person, (B) directly or indirectly limit the Company’s ability (or the ability of the Company’s Affiliates following the Closing) to (I) sell any products or services of or to any other Person, (II) engage in any business, (III) solicit any customer, or (IV) obtain products or services from any Person or (C) limit the ability of any Person to provide products or services to the Company;

(x) agreement under which the Company has any obligation to lend or contribute funds to, or make investments in, any Person;

(xi) agreement which appoints a power of attorney on behalf of the Company that may not be revoked immediately upon notice by the Company;

(xii) agreement relating to any acquisition or disposition by the Company of any material assets or properties of the Company or any merger, consolidation or similar business combination transaction pursuant to which the Company has an outstanding obligation to pay any purchase price thereunder;

(xiii) agreement that would purport to apply to either the Purchaser or any of its Affiliates (other than the Company) following the Closing;

(xiv) agreement between the Company, on the one hand, and the Sellers or any of their Affiliates (other than the Company), on the other hand, including all Affiliate contracts;

(xv) agreement that grants a right of first refusal or first offer or similar right;

(xvi) agreement pursuant to which any Lien, other than a Permitted Lien, is placed or imposed on any material asset of the Company or the Business;

(xvii) agreement to which the Company is a party that includes a “most favored nation” or comparable right in favor of any Person;

(xviii) agreement that involves any take-or-pay or requirements arrangement other than in the ordinary course of business;

(xix) agreement relating to any joint venture, partnership or strategic alliance;

(xx) agreement for management service, consulting, financial advisory or any other similar services where payments exceed $100,000 annually that is not terminable by the Company upon notice of sixty (60) days or less; or

(xxi) agreement in writing to enter into any of the foregoing.

(b) Except for those that have terminated or expired in accordance with their terms, each of the agreements listed on Schedule 2.11 is in full force and effect and is a valid, binding and enforceable obligation of the Company, and, to the knowledge of the Company, each of the other parties thereto. The Company is not in default, or is alleged in writing by the counterparty thereto to have breached or to be in default, under any agreement listed on Schedule 2.11, and, to the knowledge of the Company, the other party to each of the agreements listed on Schedule 2.11 is not in default thereunder. The Company has made available to the Purchaser complete and correct copies of all agreements required to be listed on Schedule 2.11, each as amended to date. None of the agreements listed or required to be listed on Schedule 2.11 has been canceled or otherwise terminated and the Company has not received any written notice from any Person regarding any such cancellation or termination.

2.12 Intellectual Property.

(a) Schedule 2.12(a) sets forth a true and complete list of all Intellectual Property that is, as of the date of this Agreement, both (i) Company Intellectual Property and (ii) the subject of a registration issued by the authority of any Governmental Body or a pending application for registration filed under the authority of any Governmental Body (collectively, “Registered Company Intellectual Property”). Except as set forth on Schedule 2.12(a), the Company exclusively owns all right, title, and interest in and to the Registered Company Intellectual Property, and all Registered Company Intellectual Property is subsisting, valid, and enforceable. The Company Intellectual Property is exclusively owned free and clear of all Liens except for Permitted Liens.

(b) The Company owns or has a valid and enforceable license to use all Intellectual Property, used in or necessary to conduct the Company’s businesses as currently conducted and as currently contemplated to be conducted.

(c) The conduct of business of the Company as currently conducted and the goods and services offered or provided by the Company does not infringe, violate or misappropriate any Intellectual Property of another Person. Since January 1, 2015, no Person has asserted any written claim (or to the Company’s Knowledge, any oral claim) (i) challenging or questioning the Company’s right, interest or title in any of the Company Intellectual Property, or (ii) alleging infringement, violation or misappropriation of any Intellectual Property or other proprietary rights by the Company, including unsolicited offers to license intellectual property, “cease and desist” letters, or similar correspondence, and there are no such claims pending, or to the Company’s Knowledge, threatened. Except as set forth in Schedule 2.12.(c), none of the Company Intellectual Property is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Company Intellectual Property by the Company, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Company Intellectual Property, including any office action or other form of preliminary or final refusal of registration.

(d) No third party infringes, misappropriates or otherwise violates any of the Company Intellectual Property. The Company has taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, non-public Company Intellectual Property (including, without limitation, by entering into confidentiality, nondisclosure, or similar agreements with all present and former officers, directors, employees, agents, independent contractors, and consultants to the Company who would reasonably be expected to have access to non-public Intellectual Property and Proprietary Software and Intellectual Property). To the Knowledge of the Company, none of the non-public Company Intellectual Property has been used, disclosed, or appropriated to the detriment of the Company without authorization, and other than for benefit of the Company.

(e) Except as set forth in Schedule 2.12(e), all of the issued patents and registered trademarks that constitute Company Intellectual Property are valid, subsisting and enforceable. Except for office actions issued in the ordinary course of prosecution by the United States Patent and Trademark Office or analogous foreign Governmental Body, since February 3, 2012, no written claim by any third party contesting the validity or enforceability of any of the Company Intellectual Property has been made or, to the knowledge of the Company, has been threatened, in each case in writing.

(f) Except as set forth in Schedule 2.12(f), all current employees, contractors, and consultants of the Company who have been involved in the creation or development of any Company Intellectual Property have executed written agreements providing for the assignment to the Company of all such Company Intellectual Property, including, if applicable, work for hire provisions (an “IP Agreement”). Except as set forth in Schedule 2.12(f), no employee, officer, director, consultant or advisor of the Company (i) has any right, license, and claim or interest whatsoever in or with respect to any Company Intellectual Property, or (ii) is in material violation of any IP Agreement. None of the Company Intellectual Property has been used, disclosed or appropriated to the detriment of the Company for the benefit of any Person other than the Company. No current or former employee, contractor or consultant of the Company has misappropriated any trade secrets or other confidential information of any other Person in connection with his or her duties for the Company.

(g) The Computer Systems used by the Company are sufficient in all material respects for the Company’s current needs in the operation of the business of the Company as presently conducted, and in the past twenty-four (24) months, there have been no material failures, crashes, security breaches, or other adverse events affecting the Computer Systems which has caused material disruption to the business of the Company other than as set forth in Schedule 2.12(g). The Company provides for commercially reasonable plans and equipment for the back-up and recovery of material data and systems and has implemented disaster recovery plans, procedures and facilities, and, as applicable, has taken all steps to implement such plans and procedures. The Company has taken all reasonable actions to protect the integrity and security of the Computer Systems and the information stored therein from unauthorized use, access or modification by third parties. The Company has purchased a sufficient number of license units or seats, based on the current usage of such software and the current operations of its business, for all software owned by a third party, including without limitation for the Company’s employees, servers, instances, or other units contemplated by such contract.

(h) The Company has made all required registrations and notifications in accordance with all applicable Laws regarding Personal Data and applicable privacy policies of the Company, and all such registrations and notifications are current, complete, and accurate in all material respects. The Company takes commercially reasonable steps, compliant with applicable Laws regarding Personal Data and applicable privacy policies of the Company, and with generally accepted industry standards, to protect the operation, confidentiality, integrity, and security of its software, systems, and websites that are involved in the collection and/or processing of Personal Data.

2.13 Litigation. Except as set forth on Schedule 2.13, there are, and since the date of the Latest Balance Sheet, there have been, no claims, actions, suits, proceedings pending or, to the Company’s knowledge, threated in writing, against or by the Company, at law or in equity, or before or by any Governmental Body, other than any claim, action, suit or proceeding where no injunctive or equitable relief is sought and where, if adversely determined, the monetary damages are covered by insurance or would not be material to the Company. Except as set forth on Schedule 2.13, neither the Company nor its assets, properties or rights are, and since the date of the Latest Balance Sheet have not been, subject to any outstanding judgment, order, decree, writ, award, or injunction of any Governmental Body.

2.14 Employee Benefit Plans.

(a) Except as listed on Schedule 2.14(a), the Company does not sponsor, maintain or contribute, is not required to contribute, and has no current or potential liability in respect of, any (i) nonqualified deferred compensation or retirement plans, (ii) qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA), (iii) qualified “defined benefit plans” (as such term is defined under Section 3(35) of ERISA) (the plans set forth in (ii) and (iii) are collectively referred to herein as the “Pension Plans”), (iv) “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA) (the “Welfare Plans”), (v) employment, consulting, severance, incentive or bonus, stock purchase, stock option or equity incentive or any other material employee benefit plans, programs or arrangements or (vi) any other “employee benefit plan” (as defined in Section 3(3) of ERISA) or other compensatory plan, agreement or policy, whether or not subject to ERISA; in the case of the plans set forth in (i)-(vi), whether formal or informal, oral or written (collectively, the “Plans”). Each Pension Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, has either (i) received a favorable determination letter from the Internal Revenue Service that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code or (ii) may rely on a favorable opinion letter issued by the Internal Revenue Service. With respect to each Plan, the Company has provided to Purchaser or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including, without limitation, all plan documents, material employee communications relating to an amendment of a Plan, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual report and accompanying schedule; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination letter received by the Company from the IRS regarding the tax-qualified status of such Plan, and (vi) the most recent written results of all required compliance testing.

(b) The Plans comply in form and in operation, and have been funded, in all material respects with their terms and applicable Laws, including the requirements of the Code and ERISA.

(c) With respect to the Plans, (i) all required contributions have been made or properly accrued, (ii) there are no actions, suits or claims pending or, to the Company’s knowledge, overtly threatened that are material to the Company other than routine claims for benefits, (iii) to the Company’s knowledge, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) and (iv) all reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed in all material respects.

(d) No Pension Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company nor any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company.

(e) None of the Welfare Plans obligate the Company to provide a current or former employee (or any dependent thereof) any material life insurance or medical or health benefits after his or her termination of employment with the Company, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state or local Law.

(f) There are no pending or, to the Company’s knowledge, threatened actions, claims or lawsuits against or relating to the Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Body. All premiums due or payable with respect to insurance policies funding any Plan have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company’s Financial Statements.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in compliance with Section 409A of the Code.

2.15 Insurance. Schedule 2.15 sets forth each insurance policy maintained by the Company on its properties, assets, products, business or personnel that is material to the Company. With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable on the Company and in full force and effect, and all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation, termination or denial of coverage has been received with respect to any such insurance policy and (b) the Company has not received a notice of non-renewal from any of its insurers. The Company has furnished a true, complete and accurate copy of all such policies to the Purchaser or its representatives.

2.16 Environmental Matters.

(a) Except as set forth on Schedule 2.16:

(i) The Company is, and has been during the five (5) years prior to the date hereof, in compliance in all material respects with all Environmental Laws, which compliance has included obtaining and maintaining all permits, licenses and authorizations required under Environmental Laws that are material to the operations of the Company as currently conducted.

(ii) The Company has not during the five (5) years prior to the date hereof received written notice from any Governmental Body or Person regarding any actual or alleged violation of Environmental Laws that is material to the Company, and, there are no circumstances or conditions at any properties owned, or the knowledge of the Company, on any properties leased, operated or used by the Company or resulting from the Company’s operations that could reasonably be expected to result in noncompliance in material respects with Environmental Laws.

(iii) There are no underground storage tanks located at, on, in or under any property owned, leased, operated or used by the Company, there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or used by the Company, no polychlorinated biphenyls (PCBs) are used or stored at, or contained in or forming part of any building, building component, item, structure or office space on any property owned, leased, operated or used by the Company, and the Company does not have any liability for any on-site or off-site locations where the Company has stored, disposed or arranged for disposal of Hazardous Substances.

(iv) There is no Environmental Claim pending or threatened in writing against the Company or against any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law, and all past Environmental Claims have been finally and fully resolved, except as would not reasonably be expected to result in material costs or liability under applicable Environmental Laws. There are no past or present activities, circumstances, conditions, or incidents, including, without limitation, the Release, presence or disposal of any Hazardous Substances that could form the basis of any Environmental Claim against the Company or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of Law, except as would not reasonably be expected to result in material costs or liability under Environmental Laws.

(v) The Company is not required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate Hazardous Substances, (iii) to give notice to or receive approval from any Governmental Body or other Person, (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters, or (v) to alter, modify, renew, change or update any Permit required or necessary for any of the Company’s operations or business under Environmental Law.

(b) The Company has provided to Purchaser complete copies of all material studies, audits, assessments, reports, data, memoranda and investigations in its possession or control relating to Hazardous Substances or Environmental Claims, or the compliance (or noncompliance) by the Company with Environmental Laws.

2.17 Broker Fees. Except for BDO Capital Advisors, LLC, all of whose fees and expenses will be borne solely by the Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

2.18 Permits; Compliance with Laws. Except as set forth on Schedule 2.18:

(a) The Company holds and is in compliance, in all material respects, with all permits, certificates, licenses, consents, franchises, approvals, registrations and authorizations that are material to the Company (the “Permits”) required by it in connection with the conduct of its business under all domestic or foreign federal, state and local Laws. All of the Permits have been duly obtained, are valid and in full force and effect, and are not subject to any pending or, to the Company’s knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permits invalid in any respect. The Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the Business in the manner now conducted, and none of the operations of the Company are being conducted in a manner that violates any of the terms or conditions under which any Permit was granted. The consummation of the transactions contemplated by this Agreement will not violate or conflict with any provision of any Permit applicable to the Company or by which any property or asset of the Company is bound, or result in the cancellation, modification, revocation, termination or suspension of any Permit.

(b) The Company is, and has during the two (2) years prior to the date hereof, been in compliance, in all material respects, with all applicable Laws, regulations, orders, writs, injunctions and decrees of any Governmental Body having jurisdiction over it that are, in each case, material to the Company, and during the two (2) years prior to the date hereof the Company has not received any written notice of any action or proceeding against it alleging any failure to comply in any material respect with any such Laws, regulations, orders, writs, injunctions or decrees. No investigation by any Governmental Body with respect to the Company is pending or, to the Company’s knowledge, threatened, and during the two (2) years prior to the date hereof the Company has not received any written notice of any such investigation, except, in each case, for any such investigation that, if adversely determined, would not be material to the Company.

2.19 Employees. Except as set forth on Schedule 2.19:

(a) The Company is in compliance in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, layoffs, immigration compliance and the payment and withholding of social security and other Taxes. There are no administrative charges or court complaints pending or, to the Company’s knowledge, threatened against the Company before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor, in each case, that if adversely determined would be material to the Company.

(b) The Company is not a party to or otherwise bound by any collective bargaining agreement or other labor union contract applicable to employees of the Company. There is no unfair labor practice charge or complaint pending or, to the Company’s knowledge, threatened against the Company before the National Labor Relations Board or any similar foreign, state or local body. The Company has not experienced any union organizing or decertification activities, work stoppage, slowdowns or other material labor disputes, and, no such activities or disputes are underway or to the knowledge of the Company, threatened. There is no material grievance or arbitration proceeding pending against the Company.

(c) Since January 1, 2016, the Company has not implemented any employee layoffs that would reasonably be expected to implicate the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”).

(d) The Company is not delinquent in payment to any of its current or former directors, officers, employees, consultants or other service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such directors, officers, employees, consultants and other service providers or in payments owned upon any termination of such person’s employment or service.

(e) To the knowledge of the Company, no employee or individual independent contractor of the Company is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Body that would materially interfere with the use of such Person’s best efforts to promote the interests of the Company or that would materially conflict with the Company’s business as currently conducted.

2.20 Affiliated Transactions. Except as set forth on Schedule 2.20, neither the Sellers nor any of their respective Affiliates nor, as applicable, any individual in such Seller’s or Affiliates’ immediate family, nor any officer or director of the Company, is a party to any contract or agreement or understanding with the Company (an “Affiliate Agreement”) or has any interest in any assets used by the Company (in each case, other than through its ownership of Shares). Such Seller does not, directly or indirectly through any entity other than the Company, own any assets or rights that are used in the operation of the business of the Company or that are necessary or required for the conduct of the Company’s business as currently conducted and as proposed to be conducted.

2.21 Certain Business Practices.

(a) Neither the Company nor its Affiliates, nor (to the extent such Persons are acting on behalf of the Company or its Affiliates) any of its owners, managers, officers, employees, or agents, nor any other Person representing, associated with, or acting for or on behalf of the Company (collectively, for the purposes of this Section 2.21, “Covered Persons”), has directly or indirectly (i) taken or authorized any action in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, any applicable law passed pursuant to the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable anti-corruption or anti-bribery Law (collectively, the “Anti-Corruption Laws”); (ii) made, offered, authorized, promised, or assisted with the provision of any payment, contribution gift, bribe, rebate, payoff, influence payment, kickback, benefit, or other thing of value, regardless of form, to any Foreign Official or other Person, private or public, for the purpose of, or while knowing or intending that all or some portion of the thing of value would be sued in furtherance of, (1) influencing any act or decision of a Foreign Official or other Person in his or her official capacity, (2) inducing a Foreign Official or other Person to do or omit to do any act in violation of a lawful duty, or (3) securing any improper advantage; (iii) made, offered, authorized, promised, or assisted with the provision of any payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback, benefit, or other thing of value, regardless of form, to any political party, party official, or candidate for office, for the purpose of, or while knowing or intending that all or some portion of the thing of value would be used in furtherance of, (1) influencing an act or decision of a political party, party official, or candidate for office, (2) inducing a political party, party official, or candidate for office to do or omit to do any act in violation of a lawful duty, or (3) securing any other improper advantage; or (iv) received any notice, request, or citation, or been made aware of any allegation, investigation (formal or informal), inquiry, action, charge, or proceeding with regard to a potential violation by any Covered Person of any Anti-Corruption Law. For purposes of this Section 2.21, “Foreign Official” means: any officer, director, or employee of any non-U.S. Governmental Body; any officer, director, or employee of any public international organization; any officer, director, or employee of any business, corporation, organization, or other entity owned or controlled (in whole or in part) by a non-U.S. Governmental Body; any other Person acting in an official capacity for or on behalf of any non-U.S. Governmental Body; or any non-U.S. political party, party official, or candidate for public office; in addition, “Foreign Official” includes any immediate relative of any Person described above. Immediate relatives include any of the following relations, whether by blood or through marriage: spouse, parent, child, sibling, grandparent, grandchild.

(b) The Company is not owned, in whole or in part, by a Foreign Official.

2.22 Assets of the Company. The assets, properties, rights and interests of the Company comprise all of the assets, properties, rights, interests and services that are reasonably required for the conduct of the Company’s business in the manner conducted immediately prior to the Closing. The assets, properties, rights and interests of the Company comprise all of the assets, properties, rights, interests and services that are reasonably required by for conduct of the Company’s business by the Purchaser and its Affiliates immediately after the Closing.

2.23 Products Liability.

(a) Except as set forth on Schedule 2.23, (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any court or governmental or other regulatory or administrative agency, commission or authority, domestic or foreign, against or involving any products manufactured, produced, distributed or sold by or on behalf of the Company (including any parts or components) (collectively, “Products”), or class of claims or lawsuits involving the same or similar Product which is pending or threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product, or any alleged failure to warn, or from any breach of implied warranties or representations; (ii) to the Company’s knowledge, there has not been any Occurrence (as hereinafter defined); and (iii) there has not been, within the past 12 months, nor is there under consideration or investigation by the Company, the Sellers or any of their Affiliates, any Product rework or retrofit conducted by or on behalf of the Company.

(b) For purposes of this Section 2.23, the term “Occurrence” shall mean any accident, happening or event which takes place at any time which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving any Product that can reasonably be expected to result in a claim or loss.

(c) Except as set forth on Schedule 2.23, to the Seller’s Knowledge, each Product manufactured, sold, leased, or delivered by the Company and the Business has been in conformity with all applicable material contractual commitments and all express and implied warranties, and the Company and the Business have no Liability (and there is no basis for any present or future proceeding against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No Product manufactured, sold, leased, or delivered by the Company and the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 2.23 includes copies of the standard terms and conditions of sale or lease for the Company and the Business (containing applicable guaranty, warranty, and indemnity provisions). Except as set forth on Schedule 2.23, the Seller and the Business have no obligation to any person to maintain, modify, improve or upgrade any of the Products.

(d) Except as set forth on Schedule 2.23, to the Seller’s Knowledge, the Company and the Business have no material Liability (and there is no basis for any present or future proceeding against any the Company and the Business giving rise to any material Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product manufactured, sold, leased, or delivered by the Company and the Business.

2.24 Customers and Suppliers.

(a) As of the date hereof, Schedule 2.24(a) sets forth a list of the thirty (30) largest customers of the Company (based on the Company’s revenues for the twelve month period ended May 31, 2018) (the “Material Customers”). Except as described on Schedule 2.24(a), since January 1, 2017 and through the date hereof, there has been no material written dispute by any Material Customer, and there has been no written termination or written notice of termination by any Material Customer, with respect to such Material Customer’s contract or business relationship with the Company, nor to the knowledge of the Company has any Material Customer threatened in writing to so terminate their contract(s) or business relationship with the Company.

(b) As of the date hereof, Schedule 2.24(b) sets forth a list of the twenty (20) largest suppliers of the Company for the twelve month period ended May 31, 2018 (the “Material Suppliers”). Except as described on Schedule 2.24(b), since January 1, 2017 and through the date hereof, there has been no material written dispute by any Material Suppliers, and there has been no written termination or written notice of termination by any Material Supplier, with respect to such Material Supplier’s contract or business relationship with the Company, nor to the knowledge of the Company has any Material Supplier threatened in writing to so terminate their contract(s) or business relationship with the Company.

2.25 Inventories. The inventories of the Company (including tooling, spare parts and supplies) reflected on the May 31, 2018 Balance Sheet, or acquired by the Company after the date thereof and prior to the Closing Date, are carried at not more than the lower of cost or market, and the Company has no reason to believe that such inventories, to the extent reflected on the Financial Statements, included any obsolete inventory or surplus inventory for which adequate reserves were not established on the applicable Financial Statements. As used herein, “obsolete inventory” is inventory which, at May 31, 2018, was not usable or salable in the lawful and ordinary course of business of the Company as now conducted because of legal restrictions, failure to meet specifications, loss of market, damage, physical deterioration or for any other cause, in each case net of reserves provided therefor on the May 31, 2018 Balance Sheet; and “surplus inventory” is inventory that, at May 31, 2018, exceeded known or anticipated requirements in the reasonable business judgment of the Company.

2.26 No Additional Representations or Warranties. Except for the representations and warranties contained in this Article II, the Purchaser acknowledges that neither the Company nor the Seller nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to the Purchaser or any of its Affiliates or representatives.

ARTICLE III

INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller represents and warrants to the Purchaser that the statements in this Article III are correct as of the date of this Agreement, except, subject to Section 10.10, as set forth in the Disclosure Schedules.

3.01 Organization and Power. Such Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Such Seller is a trust duly organized, validly existing and in good standing under the Laws of the state of its formation.

3.02 Authorization. The execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action of such Seller, and no other proceedings on the part of such Seller are necessary to authorize the execution, delivery or performance of this Agreement by such Seller. This Agreement has been duly and validly executed and delivered by such Seller, and, assuming the due authorization, execution, and delivery of this Agreement by the Purchaser, constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3.03 No Violation. Such Seller is not subject to or obligated under its respective trust agreement, any applicable Law, or rule or regulation of any Governmental Body, or any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Seller or any of its Affiliates is a party or by which either is bound or to which any of its properties or assets is subject, or any license, franchise or Permit, or subject to any order, writ, injunction or decree, that will be breached or violated in any material respect by such Seller’s performance of this Agreement.

3.04 Governmental Bodies; Consents. Such Seller is not required to file, seek or obtain any notice, authorization, approval, order, Permit or consent of or with any Governmental Body for the consummation of the transactions contemplated by this Agreement, except (a) any filings required to be made under the HSR Act or (b) as may be necessary as a result of any facts or circumstances relating to the Purchaser or any of its Affiliates.

3.05 Capital Stock. Such Seller has good and marketable title to, free and clear of all Liens, and is the record and beneficial owner of, all of the Shares set forth opposite its name on Schedule 1.04(a) free and clear of all Liens other than Permitted Liens. Such Seller does not own any Shares or any shares of capital stock or other equity interests or voting securities of the Company, except as set forth opposite its name on Schedule 1.04(a). There are no outstanding options, warrants, call or other rights or agreements to which such Seller is a party requiring such Seller to sell or transfer its Shares to any Person other than as provided in this Agreement. Such Seller is not party to any voting trust, stockholder agreements, proxies, or other agreements with respect to the voting, redemption, sale, pledge, transfer or other disposition of its Shares, and there are no contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, the Shares.

3.06 Broker Fees. Except for BDO Capital Advisors, LLC, all of whose fees and expenses will be borne solely by the Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Sellers that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3.07 Litigation. Except as set forth on Schedule 3.07, there are no claims, actions, suits, proceedings pending or, to each Seller’s knowledge, threated in writing, against any Seller or the Company, at law or in equity, that are reasonably likely to prohibit or restrain the ability of any Seller to enter into this Agreement or consummate the transactions contemplated by this Agreement. No Seller is subject to any outstanding order that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby, nor is any Seller a party to, or to the knowledge of such Seller, threatened to be made a party to, any such order.

3.08 Payments Owed. Except as set forth in Schedule 3.08, the Company does not owe and is not otherwise obligated to pay any amount to such Seller and/or any of its Affiliates, and neither such Seller nor any of its Affiliates owes or is obligated to pay any amount to the Company.

3.09 No Additional Representations or Warranties. Except for the representations and warranties contained in this Article III, the Purchaser acknowledges that neither such Seller nor any other Person on behalf of such Seller makes any other express or implied representation or warranty with respect to such Seller or with respect to any other information provided to the Purchaser or any of its Affiliates or representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to each of the Sellers and the Company that the statements in this Article IV are correct as of the date of this Agreement.

4.01 Organization and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full power and authority to enter into this Agreement and perform all of its obligations hereunder.

4.02 Authorization. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action by Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement by Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by the Company and the Sellers, constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.03 No Violation. The Purchaser is not subject to or obligated under its certificate of incorporation or bylaws, any applicable Law, or rule or regulation of any Governmental Body, or any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument, or any license, franchise or Permit, or subject to any order, writ, injunction or decree, that will be breached or violated in any material respect by the Purchaser’s performance of this Agreement.

4.04 Governmental Bodies; Consents. The Purchaser is not required to file, seek or obtain any notice, authorization, approval, order, Permit or consent of or with any Governmental Body in connection with the consummation of the transactions contemplated by this Agreement, except (a) any filings required to be made under the HSR Act.

4.05 Litigation. There are no actions, suits or proceedings pending or, to the Purchaser’s knowledge, threatened against or affecting the Purchaser at law or in equity, or before or by any Governmental Body, that are reasonably likely to prohibit or restrain the ability of Purchaser to enter this Agreement or consummate the transactions contemplated by this Agreement. Purchaser is not subject to any outstanding order that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby, nor is Purchaser a party to, or the knowledge of Purchaser, threatened to be made a party to, any such order.

4.06 Broker Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.07 Investment Representation; Investigation. The Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Purchaser is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended. The Purchaser is knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. The Purchaser has been afforded reasonable access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation and has conducted a reasonable due diligence investigation of the Company.

4.08 Financial Capability. The Purchaser has, and shall have at the Closing, sufficient immediately available funds to pay the full Transaction Price and to make all other payments required to be made by the Purchaser under this Agreement, to pay all related fees and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby in accordance with the terms hereof.

4.09 Solvency. To the knowledge of Purchaser and assuming (a) the accuracy of the representations and warranties in Article II and Article III and the performance by Sellers and the Company of their respective obligations hereunder in all respects and (b) that each of clauses (i), (ii) and (iii) below are true with respect to the Company immediately prior to the Closing before giving effect to the transactions contemplated by this Agreement, then immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser (i) will be able to pay its debts as they become due, (ii) will own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (iii) will have adequate capital to carry on its businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or the Company.

4.10 No Additional Representations or Warranties. Except for the representations and warranties contained in this Article IV, each of the Sellers and the Company acknowledges that neither the Purchaser nor any other Person on behalf of the Purchaser makes any other express or implied representation or warranty with respect to the Purchaser or with respect to any other information provided to the Company or any Seller by the Purchaser.

4.11 No Outside Reliance. Notwithstanding any provision of this Agreement to the contrary, the Purchaser acknowledges and agrees that the representations and warranties (a) of the Sellers and the Company expressly and specifically set forth in Article II regarding the Company and (b) of each Seller expressly and specifically set forth in Article III regarding such Seller, (in each case, as qualified by the applicable Schedules and in accordance with their respective express terms and limitations) constitute the sole and exclusive representations, warranties and statements of any kind to the Purchaser in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS OF THE COMPANY AND THE SELLERS

5.01 Restrictive Covenants.

(a) Non-Competition. Ramesh Bhatia (the “Restricted Party”) hereby acknowledges that he is familiar with the Company’s trade secrets and with other Confidential Information. The Restricted Party acknowledges and agrees that the Company would be irreparably damaged if the Restricted Party were to provide services to or otherwise participate in the business of any Person competing with the Company in a similar business and that any such competition by the Restricted Party (or its Affiliates) would result in a significant loss of goodwill by the Company. The Restricted Party further acknowledges and agrees that the covenants and agreements set forth in this Section 5.01 were a material inducement to the Purchaser to enter into this Agreement and to perform its obligations hereunder, and that the Purchaser would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if the Restricted Party breached the provisions of this Section 5.01. Therefore, the Restricted Party agrees, in further consideration of the amounts to be paid hereunder for the Shares and the goodwill of the Company sold by the Restricted Party and his Affiliates, that until the fifth (5th) anniversary of the Closing, the Restricted Party shall not (and shall cause his Affiliates not to) directly or indirectly own any interest in or otherwise provide financial assistance to, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in the Restricted Territories (as defined below) in any business engaged directly or indirectly in the Business; provided, that nothing herein shall prohibit the Restricted Party or any of the Restricted Party’s Affiliates from being a passive owner of not more than 2% of the outstanding equity securities of any class of a company or business which is publicly traded so long as none of such Persons has any active participation in the business of such company or business. The geographic limitation for the obligations contemplated by this Section 5.01(a) (the “Restricted Territories”) is any territory, (i) in which the Purchaser or the Company provides its products, services, or activities on the Closing Date or (ii) in which the Purchaser or the Company has committed plans to provide its products, services, or activities during the twelve (12) months prior to the Closing Date. The Restricted Party acknowledges that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Company’s Business.

(b) Non-Solicitation. The Restricted Party agrees that until the fifth (5th) anniversary of the Closing, the Restricted Party shall not (and shall cause his Affiliates not to) directly, or indirectly through another Person, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company at any time during the six (6) month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 5.01(b) that any such hiring within such six (6)-month period is in violation of clause (i) above), or (iii) call on, solicit or service any customer, strategic partner, supplier, vendor, licensee, licensor or other business relation of the Company (including any Person that was a customer, strategic partner, supplier, vendor or other potential business relation of the Company at any time during the one (1)-year period immediately prior to such call, solicit or service), induce or attempt to induce such Person to cease doing business with the Company, or in any way interfere with the relationship between any such customer, strategic partner, supplier, vendor, licensee or business relation and the Company (including making any negative public statements or communications about the Company) in a manner harmful to the Company.

(c) Non-Disparagement. The Restricted Party agrees that he shall not (and shall cause his Affiliates not to) (i) make any negative statement or communication regarding the Purchaser, the Company or any of their respective Affiliates, directors, officers or employees or (ii) make any derogatory or disparaging statement or communication regarding the Purchaser, the Company or any of their respective Affiliates, directors, officers or employees. Nothing in this Section 5.01(c) shall limit Restricted Party’s or any of his Affiliates’ ability to make true and accurate statements or communications in connection with any disclosure such Person reasonably believes is required pursuant to applicable Law, in response to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements or in connection with any dispute, litigation or other proceeding related to the this Agreement or the transactions contemplated hereby.

(d) Confidentiality. The Restricted Party agrees that he shall not (and shall cause his Affiliates and representatives not to) disclose and to treat and hold as confidential all proprietary and/or confidential information (including know-how, processes, trade secrets, customer lists and other matters that are propriety and/or confidential) of the Company, the Business or the transactions contemplated hereby, either oral or written, as well as any proprietary and/or confidential reports, analyses, compilations, data, studies or other documents developed or prepared by any party which contain or otherwise reflect or are generated from such proprietary and/or confidential information (collectively, “Confidential Information”) and, except as otherwise expressly permitted by this Agreement, refrain from using any of the Confidential Information (other than for the benefit of the Company and the Purchaser as an employee thereof after the Closing Date) and, upon the request of the Company at any time after the Closing, deliver promptly to the Purchaser or destroy all tangible embodiments (and all copies) of the Confidential Information which are in the Restricted Party’s possession or under the Restricted Party’s control and provide confirmation thereof in writing; provided, however, that the Restricted Party and his Affiliates and representatives may retain copies of the Confidential Information to the extent that such retention is required to demonstrate compliance with applicable Law, provided such retained information shall remain subject to the confidentiality terms of this Section 5.01(d). In the event that the Restricted Party or any of the Restricted Party’s Affiliates or representatives is requested or required by applicable Law (including, without limitation, by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Restricted Party shall notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.01(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Restricted Party or any of the Restricted Party’s Affiliates or representatives is required to disclose any Confidential Information to any tribunal, the Restricted Party may disclose the Confidential Information to the tribunal; provided that the Restricted Party shall use his commercially reasonable efforts to obtain, at the request and expense of the Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by any Seller or any of such Seller’s Affiliates or representatives in violation of this Agreement or any other confidentiality obligation to which any of them is bound or (ii) becomes known to the Restricted Party or any of his representatives from a third party (excluding, for the avoidance of doubt, the Purchaser or the Company or any of their respective Affiliates or Representatives) who is not known by the Restricted Party to be bound by any confidentiality obligation to the Purchaser with respect to such information.

(e) Enforcement. If, at the time of enforcement of the covenants contained in this Section 5.01 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. The Restricted Party has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company’s business and the substantial investment in the Company made by the Purchaser in this Agreement. The Restricted Party further acknowledges and agrees that the Restrictive Covenants are being entered into by him in connection with the sale by the Restricted Party of the Shares and the goodwill of the Company’s Business pursuant to this Agreement and not directly or indirectly in connection with the Restricted Party’s relationship with the Company.

(f) If the Restricted Party breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Purchaser and the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Purchaser, the Company or any of their respective Affiliates at Law or in equity: the right and remedy to have the Restrictive Covenants specifically enforced, including through seeking a temporary restraining order and/or preliminary or permanent injunction, by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

(g) For purposes of this Section 5.01 only, the term “Business” shall mean any business which would directly or indirectly compete with any part of the business of the Company or the Purchaser or any business that the Company is preparing to engage in.

5.02 Regulatory Filings. The Sellers and the Company shall (a) make or cause to be made all filings and submissions under any Laws or regulations applicable to the Company for the consummation of the transactions contemplated by this Agreement, (b) coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with the foregoing and (c) (i) supply promptly any additional information and documentary material that may be requested in connection with such filings, (ii) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith and (iii) use reasonable best efforts to take all actions necessary to obtain all required clearances.

5.03 Affiliate Obligations and Arrangements. Except as set forth on Schedule 5.03, the Sellers and the Company shall, and shall cause their respective Affiliates to, take such actions, if any, as may be necessary so that, concurrently with or prior to the Closing, all Affiliate Agreements are terminated and discharges without any further liability or obligation of the Company thereunder and deemed to be void and of no further force and effect.

ARTICLE VI

COVENANTS OF THE PURCHASER

6.01 Access to Books and Records. From and after the Closing, the Purchaser shall, and shall cause the Company to, provide the Sellers, the Representative and their agents with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records of the Company with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees, officers, advisors and accountants of the Purchaser and the Company, in each case solely for purposes of enabling the Sellers to prepare Tax Returns or respond to Tax audits or inquiries relating to the period prior to the Closing Date. Unless otherwise consented to in writing by the Representative, neither the Purchaser nor the Company shall, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company for any period prior to the Closing Date without first offering to surrender to the Representative such books and records or any portion thereof that the Purchaser or the Company may intend to destroy, alter or dispose of.

6.02 Director and Officer Liability and Indemnification.

(a) Without limiting any additional rights that any Person may have under any other agreement, from the Closing Date through the sixth anniversary of the Closing Date, the Purchaser shall continue to ensure all rights to indemnification and exculpation (now existing) in favor of each present (as of immediately prior to the Closing) and former officer, director, or manager of the Company (each, an “Indemnified Person”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Person is or was an officer, director, or manager of the Company or (ii) matters existing or occurring at or prior to the Closing Date related to actions or omissions taken by the Indemnified Persons in their capacities as officers, directors or managers of the Company or taken at the request of the Company at or prior to the Closing Date (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (x) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Purchaser within ten (10) business days of receipt by the Purchaser from the Indemnified Person of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law and by the articles of incorporation or bylaws, (or equivalent organizational documents) of the Company, (y) neither the Purchaser nor any of its Affiliates shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim in which indemnification could be sought by such Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such action, suit, proceeding, investigation or claim (including all attorney’s fees and expenses) or such Indemnified Person otherwise consents and (z) the Purchaser and its Affiliates shall cooperate in the defense of such matter.

(b) For a period of six (6) years following the Closing Date, the Purchaser shall not, and shall not permit the Company to, amend, repeal or modify any provision in the Company’s certificate of incorporation or bylaws (or equivalent organizational documents) relating to the exculpation or indemnification of, or advancement of expenses to, any Indemnified Person as in effect immediately prior to the Closing, and shall cause all such provisions to be observed by the Company, it being the intent of the parties that any Indemnified Person shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted under applicable Law.

(c) At the Closing, the Company shall have purchased without lapses in coverage, a fully pre-paid and irrevocable “tail” insurance policy (the “D&O Policy”) naming the Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. The Purchaser shall not, or shall cause the Company to not, cancel or change such insurance policies in any respect. The Purchaser and the Sellers (as a Transaction Expense) shall each be responsible for fifty percent (50%) of the premium and other fees and expenses related to the D&O Policy.

(d) In the event that the Purchaser, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, in each case, the successors and assigns of such Persons, as the case may be, shall expressly assume and be bound by the obligations set forth in this Section 6.02.

(e) This Section 6.02 is intended to be for the benefit of each of the Indemnified Persons and may be enforced by any such Indemnified Person as if such Indemnified Person were a party to this Agreement. The obligations of the Purchaser under this Section 6.02 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.02 applies without the consent of such affected Person.

6.03 Facility Closings; Employee Layoffs. For a period of ninety (90) days after the Closing Date, neither the Purchaser nor the Company shall, terminate employees of the Company, except in full compliance with all requirements of the WARN Act. The Purchaser shall cause the Company to comply with any and all applicable notice or filing requirements under the WARN Act, and will indemnify and hold harmless the Sellers from any liabilities, losses, damages, obligations, costs or expenses, arising as a result of or related to, in whole or in part, the Purchaser’s or the Company’s actions or omissions occurring on or after the Closing Date. For the avoidance of doubt, the indemnification contemplated by this Section 6.03 shall not be subject to any of the survival or other limitation or exclusive remedy provisions of Article IX.

6.04 Transaction Expenses.

(a) As soon as reasonably practicable, and in any case at or before the next regularly scheduled payroll date of the Company, the Purchaser shall either cause the Company to pay or pay on behalf of the Company, to the applicable employee or service provider, all Transaction Expenses described in clause (b) of the definition thereof in Section 11.01.

(b) As soon as reasonably practicable after the Closing, and in any case within ten (10) Business Days after receiving an invoice with respect thereto, the Purchaser shall either cause the Company to pay or pay on behalf of the Company, to the applicable person or entity to whom such Transaction Expenses are owed, all Transaction Expenses described in clauses (a) and (f) of the definition thereof in Section 11.01 to the extent such are not paid by wire transfer at Closing as described in Section 1.04(d).

ARTICLE VII

INDEMNIFICATION

7.01 Survival. Subject to Section 7.11, (a) the representations and warranties in this Agreement shall survive the Closing and shall terminate on the close of business on the date that is eighteen (18) months after the Closing Date, except for the Fundamental Representations, the representations set forth in Section 2.10 (Tax Matters), Section 2.14 (Employee Benefit Plans), Section 2.16 (Environmental Matters), and Section 2.19 (Employees), which in each case shall survive until sixty days following the expiration of the relevant statute of limitations, and (b) all covenants and agreements contained in this Agreement that are to be performed at or after the Closing shall survive the Closing indefinitely or, to the extent applicable, the period contemplated by the terms of such covenant or agreement.

7.02 Indemnification of the Purchaser. Subject to the limitations set forth herein, from and after the Closing, each of the Sellers shall, jointly and severally, indemnify and hold harmless the Purchaser and its directors, officers, employees, agents, Affiliates, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses to the extent arising out of:

(a) any breach of any representation or warranty of the Sellers or the Company contained in Article II (or any certificate schedule, exhibit or annex or other document executed and delivered by the Company to the Purchaser pursuant to this Agreement);

(b) any breach of any covenant or agreement of the Company contained in this Agreement that is to be performed at or after the Closing;

(c) any breach of any representation or warranty of such Seller contained in Article III;

(d) any breach of any covenant of such Seller contained in this Agreement that is to be performed before, at or after the Closing;

(e) any Pre-Closing Taxes;

(f) any Indebtedness of the Company in excess of the amount of Indebtedness of the Company included in the calculation of the Adjustment Amount, or any Transaction Expenses in excess of the amount of Transaction Expenses included in the calculation of the Adjustment Amount, in each case to the extent such excess Indebtedness or Transaction Expenses are not discovered (or reasonably capable of being discovered) by the Purchaser within sixty (60) days after the Closing Date;

(g) any claim or cause of action based upon, arising out of or related to any Affiliate Agreement, excluding any contract, agreement or understanding set forth on Schedule 5.03;

(h) any investigation or defense of any allegations arising from, or relating to, a potential violation of the representations contained in Section 2.21(a) and (b), regardless of whether such allegations are ultimately determined by a Governmental Body to consist of a violation of the Anti-Corruption Laws; or

(i) any Specified Losses.

7.03 Limitations on Indemnification of the Purchaser.

(a) Notwithstanding the provisions of Section 7.02, the Sellers shall have no liability for Losses under Section 7.02(a) or Section 7.02(c) unless and until such Losses are in the aggregate in excess of $500,000 (the “Deductible”) (in which event the Sellers shall have liability under and in accordance with Section 7.02(a) or Section 7.02(c) only to the extent such Losses exceed the Deductible in the aggregate); provided that the foregoing Deductible shall not apply to any Losses arising from the breach of any Fundamental Representation or losses resulting from Fraud.

(b) All claims for indemnification made by or for the Purchaser Indemnified Parties under Section 7.02 shall first be satisfied from the Escrow Account pursuant to the terms of the Escrow Agreement to the extent funds remain in the Escrow Account to satisfy such claim. Except with respect to Losses that are based upon, attributable to or resulting from a breach of, or inaccuracy in, the Fundamental Representations or resulting from Fraud, (i) notwithstanding the provisions of Section 7.02, the maximum aggregate liability of Sellers with respect to any Losses under Section 7.02(a) or Section 7.02(c) shall not exceed $1,128,000 (the “Cap”), other than with respect to any Specified Losses incurred as a result of a breach of any of the representations and warranties (excluding, for the avoidance of doubt, Fundamental Representations) contained in Article II, for which the maximum aggregate liability of Sellers shall not exceed the Cap plus $5,000,000 (the “Specified Loss Cap”), and (ii) the funds in the Escrow Account shall be the sole source of recovery from the Sellers with respect to any of the Sellers’ indemnification obligations under Section 7.02(a), Section 7.02(c) and (other than with respect to Specified Losses that are based upon attributable to or resulting from a breach of the Fundamental Representations or resulting from Fraud) Section 7.02(i).

(c) The Purchaser and the Sellers each acknowledge that the Purchaser has obtained the R&W Insurance Policy for coverage of the Sellers’ indemnification obligations pursuant to Section 7.02(a) and Section 7.02(c) with respect to the representations and warranties of the Company and the Sellers contained in this Agreement. Notwithstanding anything to the contrary in this Agreement, with respect to any and all Losses that are based upon, attributable to or resulting from a breach of, or inaccuracy in, any of the representations or warranties made by the Company and the Seller in this Agreement under Section 7.02(a) and Section 7.02(c), the Purchaser Indemnified Parties’ sole and exclusive recourse for the Sellers’ indemnification obligations under Section 7.02(a) and Section 7.02(c) shall be limited to the funds in the Escrow Account (up to the Cap or the Specified Loss Cap, as applicable) and the R&W Insurance Policy, except for Losses that are based upon, attributable to or resulting from a breach of, or inaccuracy in, the Fundamental Representations or resulting from Fraud; provided, that with respect to any such Losses with respect to the Fundamental Representations, the Purchaser Indemnified Parties must use its commercially reasonable efforts to recover from the R&W Insurance Policy with respect to such Losses prior to seeking indemnification from the Sellers (other than with respect to the funds in the Escrow Account). For the avoidance of doubt, (a) other than with respect to the funds remaining in the Escrow Account, the Sellers shall have no liability with respect to claims made hereunder pursuant to Section 7.02(a) and Section 7.02(c) even in the event a claim is denied in whole or in part by the R&W Carrier, except as set forth in this Article VII with respect to Fundamental Representations or Losses resulting from Fraud, and (b) the Sellers’ liability for any claim based on Section 9.02 (other than Section 7.02(a) and Section 7.02(c)) shall not be limited, except as expressly set forth in this Article VII.

(d) Except with respect to Specified Losses that are based upon, attributable to or resulting from a breach of, or inaccuracy in, the Fundamental Representations or resulting from Fraud, the maximum aggregate liability of Sellers with respect to any Specified Losses shall not exceed the Specified Loss Cap; except for Specified Losses incurred as a result of a breach of any of the representations and warranties (excluding for the avoidance of doubt, Fundamental Representations) contained in Article II, in which case the maximum aggregate liability shall not exceed the Cap plus the Specified Loss Cap.

(e) The Sellers shall reasonably cooperate with Purchaser and take any and all actions as Purchaser may reasonably request, in each case at the Purchaser’s expense, in respect of any claims by Purchaser pursuant to the R&W Insurance Policy.

(f) Without limiting the generality of the other limitations set forth in this Article VII, the maximum aggregate, cumulative liability of the Sellers in satisfaction of claims for indemnification under Section 7.02 (inclusive, for the avoidance of doubt, of all amounts paid out of the Escrow Account on behalf of the Sellers and all amounts paid outside of the Escrow Account by the Sellers), shall not in the aggregate on a cumulative basis exceed an amount equal to the Transaction Price.

7.04 Indemnification of the Sellers. Subject to the limitations set forth herein, from and after the Closing, the Purchaser shall indemnify and hold harmless the Sellers (and their respective stockholders, members, managers, directors, officers, employees, agents, Affiliates, partners, successors and assigns) from and against any and all Losses to the extent arising out of:

(a) any representation or warranty of the Purchaser contained in this Agreement or any certificate, schedule, exhibit or annex or other document furnished by Purchaser pursuant to this Agreement, provided that Purchaser shall not be liable to any Seller for Losses with respect to any breach of any representation or warranty of the Purchaser contained in this Agreement unless the aggregate Losses from all such breaches exceed the Deductible, and further provided that the Deductible shall not apply to the Purchaser’s indemnification obligations with respect the Fundamental Representations or with respect to Fraud; or

(b) any breach of any covenant contained in this Agreement requiring performance by the Purchaser or any of its Affiliates prior to the Closing or by the Purchaser, any of its Affiliates or the Company after the Closing.

7.05 Indemnification Procedures for Third Party Claims.

(a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification under this Agreement in respect of a claim or demand made by any Person against the Indemnified Party, other than any Tax Proceeding (a “Third Party Claim”), such Indemnified Party must notify (i) the Purchaser, in the case of indemnification pursuant to Section 7.04, or (ii) each Seller from which indemnification is being sought, in the case of indemnification pursuant to Section 7.02 (in each case, as applicable, the “Indemnifying Party”) (with a copy, in the case of clause (ii), to the Representative), in each case, in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party (with a copy, where the Indemnifying Party is a Seller, to the Representative), as soon as reasonably possible after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof at its expense with counsel reasonably satisfactory to the Indemnified Party and paid for by such Indemnifying Party if it gives notice to the Indemnified Party within ten (10) Business Days after receipt of notice of such Third Party Claim from the Indemnified Party of its intention to do so; provided that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim if (i) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or (ii) such Third Party Claim seeks an injunction, equitable relief, or other non-monetary remedies against the Indemnified Party. If the Indemnifying Party does not assume such defense, the Indemnifying Party shall continue to have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from any counsel employed by the Indemnified Party, it being understood that the Indemnified Party shall control such defense. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense, and the Indemnified Party shall not be entitled to indemnification for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided that, subject to the limitations in this Article VII, the Indemnified Party shall be entitled to indemnification for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof or if the Indemnified Party has been advised by its outside counsel that there may exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party. All the parties hereto that are party to, or an Indemnifying Party with respect to, any Third Party Claim shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include: (x) retaining and providing to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, (y) assisting with the collection and preparation of discovery materials, and (z) making employees and other representatives and advisors available on a mutually convenient basis to prepare for or appear as witnesses at depositions, court proceedings or trials and to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if the defense and conduct of the Third Party Claim is handled by the insurer pursuant to the R&W Insurance Policy.

(c) Neither the Indemnifying Party nor the Indemnified Party (in either case, the “Settling Party”) shall, without the prior written consent of the Indemnified Party or the Indemnifying Party, respectively (the “Non-Settling Party”) (such consent not to be unreasonably withheld, delayed or conditioned), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment with respect to such Third Party Claim unless (i) the claimant and the Settling Party provide to the Non-Settling Party an unqualified release from all liability in respect of such Third Party Claim, (ii) such settlement or compromise does not contain any admission of liability or wrongdoing by such Non-Settling Party and (iii) such settlement or compromise does not impose any sanctions, restrictions or obligations (including the payment of money damages, unless the Settling Party will be solely responsible for all of such money damages) on the Non-Settling Party, provided, that with respect to any Third Party Claim where indemnification is being sought under the R&W Insurance Policy, the prior written consent of the insurer must be obtained to settle, compromise or discharge any Third Party Claim to the extent required under the R&W Insurance Policy.

(d) The Representative shall act on behalf of all Sellers as Indemnifying Parties in the case of all Third Party Claims with respect to which a Purchaser Indemnified Party is seeking indemnification pursuant to Section 9.02.

7.06 Indemnification Procedures for Non-Third Party Claims. The Indemnified Party shall deliver written notice to the Indemnifying Party promptly upon its discovery of any matter for which the Indemnifying Party may be liable to the Indemnified Party hereunder that does not involve a Third Party Claim (a “Non-Third Party Claim”), which written notice shall also (a) state the factual basis for such claim, (b) to the extent known or reasonably calculable, the Indemnified Party’s good faith estimate of the amount of its Losses and (c) to the extent known, the date such item was paid or accrued. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include retaining and providing the Representative and its representatives reasonable access to (y) books, records and other documents (including work papers, memoranda, financial statements, Tax Returns, Tax schedules and work papers, Tax rulings, and other determinations, etc.) relating to or containing information relevant to such claim in their possession and (z) the Purchaser’s and the Company’s employees, accountants and other professional advisors (including making the Company’s chief financial officer, accountants and attorneys reasonably available to respond to reasonable written or oral inquiries of the Representative and its representatives), provided that in no event shall Purchaser be required to provide such access in the event such access would jeopardize the availability of attorney-client, work product or other similar privileges, violate applicable law or breach bona fide confidentiality obligations owed to third parties. The Representative shall act on behalf of all Sellers as Indemnifying Parties in the case of all Non-Third Party Claims with respect to which a Purchaser Indemnified Party is seeking indemnification pursuant to Section 7.02(a) or Section 7.02(b). A Non-Third Party Claim includes a claim with respect to a Tax Proceeding, which is also subject to the provisions in Section 9.03.

7.07 Procedures for Payment of Losses. Subject in each case to the limitations set forth in this Article VII, any amount payable to any Indemnified Party pursuant to this Article VII shall be satisfied as follows:

(a) In the case of any amount payable to a Purchaser Indemnified Party, with respect to claims of the Purchaser Indemnified Parties related to (i) any breach of any representation or warranty (except for Losses that are based upon, attributable to or resulting from a breach of, or inaccuracy in the Fundamental Representations or losses resulting from Fraud), such amount shall be satisfied (A) first from the Escrow Account pursuant to the terms of the Escrow Agreement and (B) then solely from the R&W Carrier pursuant to the R&W Insurance Policy (and regardless of whether such claim is denied in whole or in part by the R&W Carrier, the Sellers shall have no liability with respect to such claims except as described in the foregoing clause (A)), (ii) any breach of any Fundamental Representation, such amount shall be satisfied (A) first from the Escrow Account pursuant to the terms of the Escrow Agreement, (B) next from the R&W Carrier pursuant to the R&W Insurance Policy and (C) to the extent such claim is denied in whole or in part by the R&W Carrier despite the use of commercially reasonable efforts by the Purchaser Indemnified Parties to recover such amount from the R&W Insurance Policy, then such claim shall be satisfied by the Sellers or (iii) any breach of any covenant in this Agreement, such amount shall be satisfied (A) first by the Escrow Account pursuant to the terms of the Escrow Agreement and then (B) shall be satisfied by the Sellers. Any amount payable to the Purchaser Indemnified Parties under this Section 7.07(a) shall be made by wire transfer of immediately available funds within five (5) Business Days following such time as the amount payable has been agreed between the parties or has been fully and finally determined by a court of competent jurisdiction.

(b) In the case of any amount payable to a Seller Indemnified Party, the Purchaser shall be required to pay all of the sums so due and owing to the Seller Indemnified Parties by wire transfer of immediately available funds within five (5) Business Days following such time as the amount payable has been agreed between the parties or has been fully and finally determined by a court of competent jurisdiction.

(c) The parties agree to treat any indemnity payment made pursuant to this Article VII (including any payment received by the Purchaser under the R&W Insurance Policy) as an adjustment to the Transaction Price to the extent permitted by Law.

7.08 Losses Net of Insurance. The amount of any and all indemnification payments in respect of Losses under this Article VII shall be determined net of any amounts actually recovered by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements, except for any amounts recovered under the R&W Insurance Policy (collectively, “Alternative Arrangements”) with respect to such Losses (which amounts the Purchaser agrees to, and shall cause its Affiliates and representatives to, use commercially reasonable efforts to obtain). If an indemnification payment is received by a Purchaser Indemnified Party, and any Purchaser Indemnified Party or the Company later receives proceeds or recoveries from any Alternative Arrangement in respect of the related Losses, the Purchaser shall immediately pay to the Representative, for the benefit of the Sellers, a sum equal to the lesser of (y) the actual amount of such proceeds or recoveries or (z) the actual amount of the indemnification payment previously paid by the Sellers (inclusive, for the avoidance of doubt, of both amounts paid out of the Escrow Account and amounts paid outside of the Escrow Account) with respect to such Losses.

7.09 Other Limitations. Notwithstanding anything to the contrary in this Article VII or elsewhere in this Agreement, this Article VII shall be subject to the following limitations.

(a) In no event shall any Purchaser Indemnified Party be entitled to recover or make a claim against the Escrow Amount or any Seller, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, for any amounts in respect of punitive damages or Consequential Damages, except for punitive damages or Consequential Damages solely to the extent actually paid to an unrelated third party as a result of a final non-appealable judgment.

(b) No Purchaser Indemnified Party shall have the right to recover under Section 7.02 with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss served to reduce the Closing Net Working Capital or Closing Cash or increase the Closing Indebtedness or Transaction Expenses pursuant to Section 1.05.

(c) Any Loss for which any Purchaser Indemnified Party is entitled to indemnification under Section 7.02 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

(d) No breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser, after the Closing, to rescind this Agreement or any of the transactions contemplated hereby.

7.10 Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party pursuant to this Article VII in connection with any claim or demand by any Person other than the parties or their respective Affiliates, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim and effecting any such subrogation.

7.11 Termination of Indemnification. The rights of the Purchaser Indemnified Parties under Section 7.02 in respect of a breach of representation or warranty or covenant shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 7.01; provided, however, that such rights to recover shall not terminate, and shall continue, with respect to any item as to which such Indemnified Party shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice to the Indemnifying Party in accordance with Section 7.05 or Section 7.06, as applicable.

7.12 Exclusive Remedy.

(a) Each of the parties acknowledges and agrees that from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating, directly or indirectly, to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, subject to and without limiting the rights of the Purchaser Indemnified Parties to recover under the R&W Insurance Policy, shall be resolved exclusively pursuant to the provisions set forth in this Article VII (subject to any claims related to the matters described in Section 1.05 or Section 9.05, which shall be resolved as expressly provided therein). In furtherance of the foregoing, each of the parties hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action such party or any of its Affiliates may have against any other party relating (directly or indirectly) to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, Law or ordinance or otherwise, including any rights, claims or causes of action with respect to any environmental, health or safety matters (including all matters arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Environmental Laws).

(b) The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on remedies with respect to this Agreement and the transactions contemplated hereby (including Section 7.02 and this Section 7.12), constitute an integral part of the consideration given to the Sellers, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to each of the Sellers hereunder.

(c) Notwithstanding the foregoing, this Section 7.12 shall not limit any party’s rights under Section 10.13 (subject to the terms, conditions and limitations set forth therein).

7.13 Escrow Release. After the Closing, the Escrow Amount will be released as follows:

(a) If no indemnifiable claim for any Specified Losses made or incurred by or asserted against the Purchaser Indemnified Parties remains then unresolved or in dispute, a portion of the Escrow Amount equal to $5,000,000 less any portion of the Escrow Amount previously released to any Purchaser Indemnified Parties with respect to any Specified Losses shall be released to the Representative, for distribution to the Sellers, on the twelve (12) month anniversary of the Closing Date (the “Specified Loss Termination Date”).

(b) If no indemnifiable claim for any Losses (other than Specified Losses) made or incurred by or asserted against the Purchaser Indemnified Parties remains then unresolved or in dispute, any portion of the Escrow Amount still held in escrow by the Escrow Agent shall be released to the Representative for distribution to the Sellers on the Escrow Termination Date.

(c) To the extent any claim for indemnification hereunder by any Purchaser Indemnified Party remains unresolved or in dispute on the Specified Loss Termination Date or the Escrow Termination Date, as applicable, (i) an amount equal to the estimated Losses with respect to such disputed or unresolved claim shall be withheld from the release of the Escrow Amount that would otherwise be made on such date and shall continue to be held by the Escrow Agent in accordance with the Escrow Agreement and this Section 7.13 until such claim has been resolved and (ii) an amount equal to any remaining portion of the Escrow Amount that would otherwise be released on such date (excluding, for the avoidance of doubt, any portion of the remaining Escrow Amount retained pursuant to the immediately preceding clause (i)) shall be released to the Representative for distribution to the Sellers on the Specified Loss Termination Date or the Escrow Termination Date, as applicable.

ARTICLE VIII

ADDITIONAL AGREEMENTS AND COVENANTS

8.01 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement, including, without limitation, whether on or after the Closing, executing and delivering the Title Affidavits. Notwithstanding anything to the contrary contained in this Section 8.01, any costs incurred by the Company (including, without limitation, any legal fees incurred by the Company) in connection with the execution and delivery of the Title Affidavits shall be borne by the Company at its sole cost and expense. The Company shall pay all costs, fees and expenses to record releases of mortgages and/or deeds of trust which secure any Indebtedness to Compass Bank and its Affiliates.

8.02 Employees and Employee Benefits.

(a) Salary and Wages. Effective as of the Closing and continuing for one (1) year thereafter (or if earlier, the date of the Retained Employee’s termination of employment with the Company), the Purchaser shall, or shall cause its Affiliates and the Company to, provide to all employees of the Company immediately prior to the Closing Date, including those on layoff, medical, disability, family or other leave of absence (provided that such employees continue employment with the Company following such leave of absence), paid or unpaid (the “Retained Employees”) employee benefits that, in the aggregate, are no less favorable than those provided by the Purchaser and its Affiliates to similarly-situated employees from time to time or those provided to the Retained Employees immediately prior to the Closing. Without limiting the foregoing, for a period beginning on the Closing and continuing for a one (1) year period thereafter (or if earlier, the date of the Retained Employee’s termination of employment with the Company), the Purchaser shall or shall cause its Affiliates and the Company to provide to each Retained Employee who remains in the employment of the Purchaser or any of its Affiliates (including the Company) with a base salary or wage rate and annual target cash bonus opportunity at least equal to the base salary or wage rate and annual target cash bonus opportunity in effect for such Retained Employee immediately prior to the Closing. Nothing in this Section 8.02(a) shall obligate the Purchaser or the Company to continue (and shall not prevent the Purchaser or the Company from modifying or terminating) the employment of any such Retained Employee.

(b) Employee Service Credit. The Purchaser (i) shall give, or cause the Company to give, each Retained Employee credit under any benefit plan or personnel policies that cover the Retained Employee after the Closing Date, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits for the Retained Employee’s service with the Company and its Affiliates prior to the Closing Date; provided, however, that such service shall not be recognized (w) to the extent that such recognition would result in a duplication of benefits, (x) to the extent that such service was not recognized under the corresponding Plan immediately prior to Closing, (y) to the extent that prior service is not recognized for other employees of Purchaser and its Affiliates or (z) for purposes of benefit accruals under any defined benefit pension plan or retiree welfare plan or arrangement, (ii) shall use commercially reasonable efforts to allow such Retained Employees to participate in each plan providing welfare benefits, including medical, life insurance, long-term disability insurance and long-term care insurance, without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Plans immediately prior to the Closing Date, and (iii) if any of the Welfare Plans are terminated prior to the end of the plan year that includes the Closing Date, the Purchaser shall use commercially reasonable efforts to credit the Retained Employee with any expenses that were covered by the Plans for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans.

(c) Vacation Pay and Personal Holidays. The Purchaser shall cause the Company to continue to credit to each Retained Employee all vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the Closing Date, including any earned vacation or personal holiday pay to be used in future years, and shall assume all liability for the payment of such amounts.

(d) No Third Party Beneficiaries. Nothing set forth in this Section 8.02 shall (i) confer any rights or remedies upon any employee or former employee of the Company, any Retained Employee or upon any other Person other than the parties hereto and their respective successors and assigns, (ii) be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement or (iii) alter or limit the Purchaser’s or the Company’s ability to amend, modify or terminate any specific benefit plan, program, agreement or arrangement at any time.

8.03 Seller Release. Effective upon the Closing, except for Fraud or for those matters described on Schedule 5.03, each Seller, in each case on behalf of itself and its Affiliates and their respective successors and assigns, hereby irrevocably waives, acquits, remises, discharges and forever releases Purchaser, the Company, and their respective equityholders, officers, directors, members, managers, employees, agents, representatives and Affiliates (collectively, the “Purchaser Released Parties”), from any and all liabilities and obligations, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral (other than this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein) or otherwise at law or in equity, on or prior to the date of this Agreement, and each of the Purchaser Releasers hereby agrees that it shall not seek to recover any amounts in connection therewith or thereunder from any of the Purchaser Released Parties (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein).

8.04 Certain Consents. The Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement described on Schedule 2.05 have not been obtained and may not be obtained. The Purchaser agrees that neither the Company nor any of the Sellers shall have any Liability whatsoever to the Purchaser (and the Purchaser shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any such consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such contract or other agreement as a result thereof.

8.05 R&W Insurance Policy.

(a) The parties acknowledge that the Purchaser has obtained the R&W Insurance Policy, in the amount of $16,000,000 bound as of the date hereof and to remain in effect with respect to particular representations and warranties for such time as such representations and warranties survive (as set forth in the R&W Insurance Policy). Each party hereto shall: (i) use commercially reasonable efforts to take all actions required to be taken by such party at the Closing under the R&W Insurance Policy in order to satisfy any conditions to the effectiveness of the R&W Insurance Policy or the coverage to be provided thereby and (ii) execute and deliver all documents, instruments, certificates and other writings required to be executed and delivered by such party under the R&W Insurance Policy at the Closing in order to satisfy any conditions to the effectiveness of the R&W Insurance Policy or the coverage to be provided thereby. The Purchaser and the Sellers (as a Transaction Expense) shall each be responsible for fifty percent (50%) of the premium and other fees and expenses charged by the R&W Carrier related to the R&W Insurance Policy.

(b) The Purchaser shall not, and shall not permit any other Person insured under the R&W Insurance Policy to, terminate, amend or alter any rights or remedies under the R&W Insurance Policy without the prior written consent of the Representative (which shall not be unreasonably withheld, conditioned or delayed).

8.06 Representation. The parties to this Agreement each acknowledge that Kelly Hart & Hallman LLP (“KHH”) currently serves as counsel to both (i) the Company on the one hand and/or (ii) certain of the Sellers on the other hand, in each case including in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. There may come a time, including after consummation of the transactions contemplated by this Agreement, when the interests of Sellers on the one hand, and the Company on the other hand may no longer be aligned or when, for any reason, the Sellers, KHH or the Company believe that KHH can no longer, or should no longer, represent both the Sellers on the one hand, and the Company on the other hand. The parties understand and specifically agree that KHH may withdraw from representing the Company and continue to represent the Sellers even if the interests of the Sellers on the one hand, and the interests of the Company on the other hand, are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and even though KHH may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Company, or any of their respective Affiliates, and Purchaser and the Company hereby consent thereto and waive any conflict of interest arising therefrom. Each of the parties further agrees that, as to all communications among KHH, the Company and the Sellers relating to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege that attach as a result of KHH representing the Company in connection therewith shall survive the Closing and shall remain in effect, provided that any such privilege, from and after the Closing, shall belong to the Sellers and shall not pass to or be claimed by the Company or any of its Affiliates. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any privilege attaching as a result of KHH representing the Company relating to the transactions contemplated by this Agreement shall survive the Closing, remain in effect and be controlled by the Sellers. As to any privileged attorney-client communications between KHH on the one hand, and any of the Company on the other hand, prior to the Closing Date relating to the transactions contemplated by this Agreement (collectively, the “Privileged Communications”), each of Purchaser and the Company, together with any of their respective Affiliates, successors or assigns, agrees that no such Person may access, use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties hereto after the Closing. In addition, if the transactions contemplated by this Agreement are consummated, the Company shall have no right of access to or control over any of KHH’s records related to the transactions contemplated by this Agreement, which shall become the property of (and be controlled by) the Sellers. Furthermore, in the event of a dispute between the Sellers on the one hand, and the Company on the other hand, arising out of or relating to any matter in which KHH acted for them both relating to the transactions contemplated by this Agreement, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to the Sellers any information or documents developed or shared during the course of KHH’s representation of the Sellers on the one hand, and the Company on the other hand, relating to the transactions contemplated by this Agreement.

ARTICLE IX

TAX MATTERS

9.01 Preparation and Filing of Tax Returns; Tax Refunds; Amended Tax Return; and Certain Post-Closing Tax Benefits.

(a) Except as provided in Section 9.01(b), any Tax Return of the Company to be filed on or after the Closing Date for any Straddle Period shall be prepared and timely filed, or caused to be prepared and timely filed, by the Purchaser (at its sole cost). With respect to Tax Returns related to a Straddle Period, such Tax Returns shall be prepared on a basis consistent with the last previous similar Tax Return except as required by applicable law, and shall not be filed without the prior written consent of the Representative (such consent not to be unreasonably withheld, conditioned or delayed). The Purchaser shall cause the Company to provide the Representative with a copy of such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Representative) as soon as reasonably practicable. The Purchaser and the Representative shall use good faith efforts to resolve any dispute regarding the preparation of Tax Returns on or after the Closing Date attributable to Pre-Closing Tax Periods. If the Purchaser and the Representative are unable to resolve any dispute regarding the preparation of such Tax Returns, they shall refer such dispute to the Accounting Firm, whose determination shall be final and conclusive on the parties. The costs and expenses of the Accounting Firm in determining the Tax Return shall be borne by the Purchaser, on the one hand, and the Representative, on the other hand, in inverse proportion to the extent such party prevails on the Tax matter resolved by the Accounting Firm, which proportionate allocation shall be calculated based on the relative dollar value of the original amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the dispute regarding the Tax Returns. Nothing herein shall prevent the Company from filing such Tax Return on its due date during the pendency of a dispute; provided that such Tax Return shall be filed on a basis consistent with the last previous similar return except as otherwise required by applicable Law; provided, further, that such filing shall not prejudice the rights or obligations of the parties upon resolution of the dispute (it being understood that if the Tax Return so filed differs from such final Tax Return reflecting resolution of the dispute, the Company will promptly file any necessary amended or supplemental return or request for refund). The Purchaser shall, and shall cause the Company, to cooperate with the Representative (including filing amended returns) to obtain any refunds or credits that would result in the payment to the Representative, for the benefit of any Seller, under this Article IX.

(b) The Representative (on behalf of the Company) shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company for any taxable year or period ending on or prior to the Closing Date and the Representative shall remit or cause the Sellers to remit any Taxes due in respect of such Tax Returns. Such Tax Returns shall not be filed without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned, or delayed), and the Purchaser shall cause the Company to do all things reasonably necessary to cause such Tax Returns to be filed. The Sellers shall be responsible for and shall pay any and all Taxes with respect to the Company relating to all periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for any Straddle Period, but only to the extent that such Taxes are not reflected as a liability on the Balance Sheet or otherwise included as a liability for purposes of adjusting the Transaction Price pursuant to Section 1.05.

(c) Any Tax refunds that are received by the Purchaser or the Company, and any amounts credited against Tax (in lieu of receiving a refund) to which the Purchaser or the Company become entitled, in each case, in respect of the Company and related to any Pre-Closing Tax Period shall be for the account of the Sellers except to the extent such Tax refund or credit against Tax is reflected in the calculation of Net Working Capital, and the Purchaser shall promptly pay, or cause to be paid, any such refund or the amount of any such credit by wire transfer of immediately available funds to the account(s) designated in writing by the Representative prior to such payment, for the benefit of the Sellers and further distribution to each Seller in accordance with its respective Allocation Percentage.

(d) Except as required by applicable Laws, the Company, as applicable, shall not, and the Purchaser shall cause the Company not to, file an amended Tax Return for any taxable period that begins before the Closing Date without the prior written consent of the Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(e) For purposes of determining the allocation of Taxes for a Straddle Period, the Taxes which are attributable to the portion of the Straddle Period ending on the Closing Date, and the portion of the Straddle Period beginning after the Closing Date, shall be determined by assuming that the Company had a taxable year or period which ended on the Closing Date and by determining the portion of the Taxes for the entire period which is attributable to the portion of the Straddle Period that is assumed to end on the Closing Date based on interim closing of the books as of the end of the day on the Closing Date, except that property or ad valorem Taxes shall be apportioned by assuming that an equal portion of such Tax for the entire Straddle Period is allocable to each day in such Straddle Period. In determining the Taxes attributable to the portion of the Straddle Period ending on, and the portion of the Straddle Period beginning after the Closing Date, exemptions or allowances that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis by assuming that an equal portion of such exemptions or allowances for the entire Straddle Period is allocable to each day in such Straddle Period.

(f) The Representative will cause any tax sharing agreement or similar arrangement with respect to Taxes involving the Company to be terminated effective as of the Closing Date, to the extent any such agreement or arrangement relates to the Company, and after the Closing Date the Company shall have no obligation under any such agreement or arrangement for any past, present or future period.

9.02 Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all gross receipts, transfer Taxes, gains Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid 50% by Purchaser and 50% by Sellers (as a Transaction Expense). The Purchaser shall prepare any Tax Returns with respect to such Taxes, and the Representative shall cooperate with the Purchaser in the preparation and filing of such Tax Returns, and, if required by applicable law, the Representative and Sellers will, join in the execution of any such Tax Returns and other documentation. The expense of Transfer Tax filings shall be paid 50% by Purchaser and 50% by Sellers.

9.03 Cooperation on Tax Matters.

(a) The Purchaser, on the one hand, and the Sellers, on the other hand, and their respective Affiliates shall cooperate in the conduct of any Tax Proceeding, for which one party could reasonably require the assistance of such other party in obtaining any reasonably necessary information. Such cooperation shall include furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information to the extent relevant to the conduct of the Tax Proceeding, and furnishing such other information within such party’s possession requested by the other party to the extent relevant to the conduct of the Tax Proceeding. Such cooperation and information also shall include forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Body which relate to the Company and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Body and records concerning the ownership and tax basis of property, which the requested party may possess.

(b) The Representative may, in its sole discretion, control any Tax Proceeding for which the Purchaser could be entitled to receive any payment pursuant to Section 7.02(a), Section 7.02(b), or Section 7.02(e). The Purchaser shall control all other Tax Proceedings with respect to the Company, subject to the provisions of this Section 9.03(b). The Representative shall consult with the Purchaser regarding any Tax Proceeding that the Representative controls with respect to the Company, provide the Purchaser with information and documents related thereto, permit the Purchaser or its representative to attend any such Tax Proceeding and not settle any such issue without the consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). To the extent the Purchaser is controlling any Tax Proceeding as a result of the Representative’s decision not to control a Tax Proceeding as provided in the first sentence of this Section 9.03(b), the Purchaser shall consult with the Representative regarding any Tax Proceeding with respect to the Company or the applicable Seller regarding any Tax Proceeding with respect to the applicable Seller that includes any item the adjustment of which could entitle the Purchaser to receive any payment pursuant to Section 7.02, provide the Representative or such Seller, as applicable with information and documents related thereto, permit the Representative or such Seller, as applicable, and its representatives to attend any such Tax Proceeding and not settle any such issue without the consent of the Representative or such Seller, as applicable (such consent not to be unreasonably withheld, conditioned, or delayed).

9.04 Section 338(h)(10) Election.

(a) The Sellers agree that, upon the request of the Purchaser prior to the expiration of the time period specified by applicable Law in which to make such election, each Seller will join the Purchaser in making a timely, irrevocable and effective election under section 338(h)(10) of the Code and any similar provision of state or local law (each, a “Section 338(h)(10) Election”) with respect to the Purchaser’s purchase of the Company. To facilitate such election, at the Closing, each Seller shall deliver to the Purchaser IRS Form 8023 or successor forms and any similar forms under state or local law (each a “Form 8023”) with respect to Purchaser’s purchase of the Company, which Form 8023 shall have been duly executed by authorized Persons on behalf of such Seller. If the Purchaser elects to make one or more Section 338(h)(10) Elections, prior to the due date thereof, the Purchaser shall (i) cause the applicable Form 8023 to be duly executed by an authorized Person for the Purchaser; (ii) complete the schedules required to be attached thereto (including providing appropriate information for each entity for which the Purchaser elects to make a Section 338(h)(10) Election); (iii) provide a copy of the executed Form 8023 and schedules to the Sellers; and (iv) duly and timely file the Form 8023 as prescribed by Treasury Regulation 1.338(h)(10)-1 or applicable provision under state or local law. Purchaser, the Representative, and Sellers shall take all necessary steps to properly make a Section 338(h)(10) Election in accordance with applicable laws and under any comparable provision of state, local or foreign law for which a separate election is permissible. Purchaser, the Representative, and Sellers agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of such an election, including the exchange of information and the joint preparation and filing of Form 8023 and related schedules.

(b) Sellers shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Code Section 1361 and Code Section 1362 (or under state or local law), or a subsidiary’s status as a qualified subchapter S subsidiary, and shall not take or allow any action that would result in the termination of the Company’s status as an S corporation (or any subsidiary’s status as a qualified subchapter S subsidiary).

9.05 Purchase Price Allocation. In connection with the Section 338(h)(10) Election, the Purchaser and Sellers agree that the Transaction Price and other amounts required to be taken into account under Section 1060 of the Code (the “Allocable Amount”) will be allocated among the Purchased Assets in a manner consistent with Sections 338 and 1060 of the Code (the “Allocation Principles”). On or prior to the date that is 180 days after the Closing Date, the Purchaser shall provide to the Representative the Purchaser’s proposed allocations of the Allocable Amount in accordance with the Allocation Principles and in a manner consistent with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder. Within 30 days after the date of the delivery by the Purchaser to the Representative of the Purchaser’s proposed allocation of the Allocable Amount, the Representative shall deliver written notice to the Purchaser (the “Seller Allocation Notice”) of any proposed changes to such allocations. Should the Representative fail to timely deliver a Seller Allocation Notice to Purchaser, the Sellers shall be deemed to have agreed with the Purchaser’s proposed allocation of the Allocable Amount upon the expiration of such 30 day period. Should the Representative timely deliver a Seller Allocation Notice, the Representative and the Purchaser shall negotiate in good faith to resolve any disputed items set forth therein and shall reduce such agreement to writing. Should the parties fail to resolve any disputed items within 30 days of timely delivery of a Seller Allocation Notice, the parties shall submit the disagreement to resolution by the Accounting Firm. Such allocation, as agreed in writing by the parties or as determined by the Accounting Firm, shall be referred to herein as the “Section 338 Allocation.” The costs and expenses of the Accounting Firm in connection with such determination shall be borne by fifty percent (50%) by the Purchaser and fifty percent (50%) by the Representative. The Purchaser and the Sellers shall each timely file any forms and statements required under U.S. federal or state income Tax Laws consistent with such Section 338 Allocation. The Section 338 Allocation shall be revised to take into account subsequent adjustments to the Transaction Price in the manner provided by Sections 338 and 1060 of the Code and the Treasury Regulations thereunder and consistent with the principles described in this Schedule 9.05. The Purchaser and the Sellers shall file all Tax Returns and information reports (including Internal Revenue Service Forms 8883 and 8023, or any other forms or reports required to be filed pursuant to Section 338 of the Code or any comparable provisions of state or local law) in a manner consistent with the Section 338 Allocation and shall not take any position with respect to Taxes which is inconsistent with such Section 338 Allocation, as finally determined, except in both cases as otherwise required by a Final Determination.

ARTICLE X

MISCELLANEOUS

10.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated hereby (including any press release or other public announcement disclosing the transaction consideration (or any other amounts related thereto)) or, prior to the Closing, any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made without the joint approval of the Purchaser and the Representative, unless required by Law or any listing or trading agreement concerning the Purchaser’s publicly-traded securities, in which case the Purchaser will use reasonable efforts to provide the Representative to review such announcement or communication, and shall reasonably consider any comments the Representative may provide with respect thereof, prior to making such disclosure.

10.02 Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby (a) by the Company, prior to the Closing, shall be paid by the Sellers in accordance with their respective Allocation Percentages or, at or prior to the Closing, by the Company, (b) by any Seller shall be paid by such Seller and (c) by the Purchaser and, from and after the Closing, the Company, shall be paid by the Purchaser or, following the Closing, the Company; it being acknowledged and agreed that (i) the costs and expenses of the Accounting Firm shall be allocated pursuant to Section 1.05(e), Section 9.01(a) or Section 9.05, as applicable, (ii) all fees and costs in connection with the “tail” insurance policies set forth in Section 6.02 shall be allocated pursuant to Section 6.02, and (iii) all Transfer Taxes shall be allocated pursuant to Section 9.02.

10.03 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) or by electronic mail, in either case, if the sender on the same day (or if such day is not a Business Day, then on the next Business Day) sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such party may specify by written notice to the other party hereto:

Notices to the Purchaser:

c/o Mueller Industries, Inc.
8285 Tournament Drive
Suite 150
Attention:	Chris Miritello
Email:	cjmiritello@muellerindustries.com

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:	Serge Benchetrit
Sean Ewen
Facsimile:	(212) 728-8111
Email:	sbenchetrit@willkie.com
sewen@willkie.com

Notices to the Representative and, prior to the Closing, the Company:

Ramesh Bhatia
667 Creekway Drive
Irving, Texas 75039

with a copy to:

Kelly Hart & Hallman LLP
201 Main Street, Suite 2500
Fort Worth, Texas 76102
Attention:	S. Benton Cantey Evan M. Malloy

Notices to the Sellers:

to the address of the respective Seller set forth on Schedule 1.04(a) attached hereto, with a copy to the Representative.

10.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated by either the Purchaser, any of the Sellers or the Company without the prior written consent of the Purchaser and the Representative. Notwithstanding the foregoing, from and after the Closing, the Purchaser shall be permitted, without the consent of the Representative and the Sellers to (a) assign its rights and obligations under this Agreement and any of the provisions hereof to (i) an Affiliate of the Purchaser and (ii) any purchaser of all or substantially all of the equity or assets of the Purchaser (or other purchaser of all or any portion of the Purchaser or its respective business) or (b) make a collateral assignment to any lender (or an agent thereof) of the Purchaser or any of its Affiliates for security purposes; provided that notwithstanding any such assignment, the Purchaser will remain responsible for all of its obligations pursuant to this Agreement.

10.05 Amendment and Waiver. Except as provided herein, any provision of this Agreement may be amended or waived only in a writing signed by the Purchaser, the Company and the Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

10.06 Third Party Beneficiaries. Except as otherwise expressly provided herein, including Section 6.02, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement; provided, however, that (a) each Indemnified Person is an intended third party beneficiary of, and shall have the right to enforce, the provisions set forth in Section 6.02, (b) KHH is an intended beneficiary of, and shall have the right to enforce, the provisions set forth in Section 8.06 and (c) each Non-Recourse Party is an intended beneficiary of, and shall have the right to enforce, the provisions set forth in Section 10.07.

10.07 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, no Person that is not a named party to this Agreement, including any past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any party to this Agreement (each, a “Non-Recourse Party”) will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any claim based upon, arising out of or related to this Agreement; provided that nothing in this Section 10.07 shall limit in any way any claim for Fraud.

10.08 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.09 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

10.10 Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided, however, that each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent the relevance of such information to such other section of the Disclosure Schedules is readily apparent on the face of such disclosure. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Disclosure Schedules shall be deemed to broaden in any way the scope of the parties’ representations and warranties. The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of contract.

10.11 Complete Agreement. This Agreement (including all Disclosure Schedules, Annexes and Exhibits hereto) contains the entire agreement of the parties respecting the sale and purchase of the Company and supersedes all prior agreements among the parties respecting the sale and purchase of the Company. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement shall control and prior drafts of this Agreement and the documents referenced herein shall not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), shall be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties with respect hereto and shall be deemed joint work product of the parties. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement, including any representations and warranties set forth herein or alleged to have been made in connection herewith or as an inducement to enter into this Agreement, or any claim or cause of action otherwise arising out of or related to the sale and purchase of the Company will be those remedies available at law or in equity for breach of contract only as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement; and the parties hereby agree that neither party hereto will have any remedies or cause of action (whether in contract or in tort, at law or equity) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

10.12 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated by this Agreement, this Agreement shall govern and control.

10.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) the parties hereto shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.14 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor the Purchaser would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.13 shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything herein to the contrary, in no event shall this Section 10.13 be used, alone or together with any other provision of this Agreement, to require the Company to remedy (or to require Sellers to cause the Company to remedy) any breach of any representation or warranty of the Company made herein.

10.14 Jurisdiction and Exclusive Venue. EACH OF THE PARTIES IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT BY ANY OTHER PARTY OR ITS SUCCESSORS OR ASSIGNS SHALL BE BROUGHT AND DETERMINED ONLY IN ANY FEDERAL OR STATE COURT LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS FOR ITSELF AND WITH RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, WITH REGARD TO ANY SUCH ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES AGREES NOT TO COMMENCE ANY ACTION, SUIT OR PROCEEDING RELATING THERETO EXCEPT IN THE COURTS DESCRIBED ABOVE IN NEW YORK, OTHER THAN ACTIONS IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE ANY JUDGMENT, DECREE OR AWARD RENDERED BY ANY SUCH COURT IN NEW YORK AS DESCRIBED HEREIN, AND NO PARTY WILL FILE A MOTION TO DISMISS OR TRANSFER ANY ACTION FILED IN A STATE OR FEDERAL COURT IN NEW YORK, ON ANY JURISDICTIONAL OR VENUE-RELATED GROUNDS, INCLUDING THE DOCTRINE OF FORUM NON-CONVENIENS OR PURSUANT TO 28 U.S.C. §§ 1404 OR 1407.

10.15 Governing Law; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal laws of the State of New York, including its statutes of limitations, without regard to conflicts of law principles of the State of New York or any other jurisdiction that would cause the laws of any jurisdiction other than the State of New York to apply.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16 Representative.

(a) Each Seller hereby constitutes and appoints the Representative as his or its agent to act for and on behalf of each such Seller in all matters relating to or arising out of this Agreement. Subject to the terms and conditions of this Section 10.16, the Purchaser hereby acknowledges that the Representative shall serve as the sole representative of the Sellers, from and after the date hereof, with respect to the matters set forth in this Agreement and any other document or agreement contemplated hereby or thereby, such service to be without compensation except for the reimbursement of out of pocket expenses and indemnification specifically provided herein. The Representative has accepted such designation as of the date hereof. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Representative or any other Seller or the Purchaser for any purpose of U.S. federal or state law, including federal or state income Tax purposes.

(b) Effective as of the date hereof, the Representative shall be the agent, proxy and attorney-in-fact for each Seller for all purposes of this Agreement, including full power and authority: (i) to take all actions that the Representative considers necessary or desirable in connection with the defense, pursuit, negotiation or settlement of any determinations relating to the payment or determination of the Purchaser Adjustment Amount or the Seller Adjustment Amount and to sue, defend, negotiate, settle and compromise any claims made by or against, and other disputes with, the Purchaser or any other Purchaser Indemnified Party pursuant to this Agreement or any of the agreements, instruments, documents or transactions contemplated hereby or executed in connection herewith, (ii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as he shall deem necessary or prudent in connection with the administration of the foregoing, (iii) to provide for all expenses incurred in connection with the administration of the foregoing, (iv) to disburse, or cause to be disbursed, to the Sellers any funds received (including by the Representative) on behalf of the Sellers under this Agreement, (v) to pay amounts pursuant to Section 10.16(f), (vi) to take all other actions and exercise all other rights which the Representative in his sole discretion considers necessary or appropriate in connection with this Agreement or the Escrow Agreement, including execution and delivery of the Escrow Agreement, and any amendment or waiver to this Agreement or the Escrow Agreement, and the other agreements, instruments and documents contemplated hereby or executed in connection herewith. All decisions and acts by the Representative shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(c) In the event that any Person authorized hereunder as part of the Representative shall die, become incapacitated, resign or otherwise fail to act on behalf of the Sellers for any reason, the Representative shall include such other Person as shall be acceptable to the continuing representative, and such substituted representative, together with the continuing representative, together shall be deemed to be the Representative for all purposes of this Agreement.

(d) The Representative is authorized to act on behalf of the Sellers notwithstanding any dispute or disagreement among the Sellers, and the other parties hereto shall be entitled to rely on any and all action taken by the Representative without any liability to, or obligation to inquire of, any Seller even if such party shall be aware of any actual or potential dispute or disagreement among the Sellers. Each of the other parties hereto is expressly authorized to rely on the genuineness of the signature of the Representative and, upon receipt of any writing which reasonably appears to have been signed by the Representative, the other parties hereto may act upon the same without any further duty of inquiry as to the genuineness of the writing.

(e) Neither the Representative nor any of his agents or other representatives or Affiliates shall incur any liability to any Seller by virtue of the failure or refusal of such Persons for any reason to consummate the transactions contemplated by this Agreement or relating to the performance of their duties hereunder. Neither the Representative nor any of his agents or other representatives or Affiliates shall be liable to any Seller relating to the performance of his duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Representative constituted gross negligence or willful misconduct. The Representative and his agents and other representatives and Affiliates shall be indemnified and held harmless by the Sellers against all Losses paid or incurred in connection with any action, suit, proceeding or claim to which any of such Persons is made a party by reason of the fact that he was acting as the Representative pursuant to this Agreement; provided, however, that the Representative shall not be entitled to indemnification hereunder to the extent he is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Representative constituted gross negligence or willful misconduct. For the avoidance of doubt, the indemnification contemplated by this Section 10.16(e) shall not be subject to any of the survival or other limitation or exclusive remedy provisions of Article VII.

(f) Any amount owing to the Representative from any Seller pursuant to this Section 10.16 shall be deductible at the option of the Representative from the next succeeding distribution(s), if any, of the Escrow Amount, as applicable, by the Escrow Agent that is required to be made to, or for the benefit of, such Seller. The Representative shall be protected in acting upon any notice, statement or certificate believed by him to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter.

10.17 No Right to Set-Off. Except for its right to make claims in accordance with Article VII, the Purchaser, for itself and its successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that the Purchaser or any of its successors and permitted assigns has or may have with respect to the payment of the Transaction Price or any other payments to be made by the Purchaser pursuant to this Agreement (including, without limitation, any payment required to be made pursuant to Section 1.08) or any other document or instrument delivered by the Purchaser in connection herewith.

10.18 Counterparts and PDF. This Agreement, the Escrow Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a facsimile machine, .PDF or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract will raise the use of a facsimile machine, .PDF or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine, .PDF or other electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

10.19 Put/Call Option.

(a) From and after the period beginning on the thirty-first (31st) day following the Closing Date and ending upon the forty-fourth (44th) day following the Closing Date (the “Option Period”), (i) LRB Holdings, Inc. or its Affiliates (“Landlord”) shall have the option to purchase (the “Call Option”), exercisable in Landlord’s sole discretion, one hundred percent (100%) of the Company’s interest in the improved industrial/manufacturing facility located at 321 Madison Avenue, Wiggins, Mississippi and the improvements located thereon (the “Wiggins Property”) and (ii) the Company shall have the option (the “Put Option”), exercisable in the Company’s sole discretion, to require Landlord to acquire one hundred percent (100%) of the Company’s interest in the Wiggins Property. The Call Option and the Put Option shall be exercisable upon written notice by Landlord or the Company, as the case may be, in accordance with the requirements of Section 10.03. In the event that Landlord has not exercised its Call Option and the Company has not exercised its Put Option within the Option Period, then on the forty-fifth (45th) day following the Closing Date, the Call Option shall be deemed to have been automatically exercised by Landlord.

(b) Upon exercise of the Put Option or the Call Option, the Purchaser shall cause the Company to deliver to Landlord a deed (the “Deed”) for the Wiggins Property without recourse, representation or warranty of any kind. The Deed shall provide that the conveyance is on an AS IS WHERE IS basis, with the Company and Purchaser making no representation or warranty of any kind. Contemporaneously with delivery of the Deed (i) Landlord and the Company shall deliver executed counterparts of the Triple Net Lease Agreement in the form attached hereto as Exhibit C, (ii) the Wiggins Escrow Amount shall be released to the Purchaser and (iii) Landlord shall pay all fees and expenses in connection with the transfer of the Wiggins Property to Landlord, including, without limitation, any transfer taxes or recording fees.

ARTICLE XI

DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below.

“Accounting Firm” is defined in Section 1.05©.

“Additional Earnout Payment” is defined in Section 1.08(e).

“Affiliate” of any particular Person means (i) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise and (ii) heirs, executors or administrators of such Person.

“Affiliate Agreement” is defined in Section 2.20.

“Agreement” is defined in the Preamble.

“Allocable Amount” is defined in Section 9.05

“Allocation Percentage” is defined in Section 1.04(a).

“Allocation Principles” is defined in Section 9.05.

“Alternative Arrangements” is defined in Section 7.08.

“Anti-Corruption Laws” is defined in Section 2.21(a).

“Base Earnout Payment” is defined in Section 1.08(e).

“Bhatia Consulting Agreement” is defined in the recitals.

“Cox Consulting Agreement” is defined in the recitals.

“Business” is defined in Section 5.01(g).

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in Fort Worth, Texas are closed as a result of federal, state or local holiday.

“Call Option” is defined in Section 10.19(a).

“Cap” is defined in Section 7.03(b).

“Cash” means, as of any given time of determination, all cash, cash equivalents and marketable securities held by the Company, including all outstanding security, customer or other deposits in cash, at such time, plus any deposits in transit, minus any checks written (but not yet cashed) by the Company, except to the extent that any such deposits or checks are instead taken into account in determining Closing Net Working Capital.

“Closing” is defined in Section 1.03.

“Closing Cash” means Cash as of the time of the Closing on the Closing Date (without giving effect to the consummation of the transactions contemplated by this Agreement).

“Closing Cash Proceeds” is defined in Section 1.02(b).

“Closing Date” is defined in Section 1.03.

“Closing Indebtedness” means Indebtedness as of the time of the Closing on the Closing Date (without giving effect to the consummation of the transactions contemplated by this Agreement).

“Closing Net Working Capital” means Net Working Capital as of the time of the Closing on the Closing Date (without giving effect to the consummation of the transactions contemplated by this Agreement).

“Closing Statement” is defined in Section 1.05(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Computer Systems” means all servers, computer hardware, networks, telecommunications systems, and related systems of or used by the Company.

“Confidential Information” is defined in Section 5.01(d).

“Confidentiality Agreement” means that certain Confidentiality Agreement between Purchaser and BDO Capital Advisors, LLC, dated as of April 27, 2017.

“Consequential Damages” means Losses that are not, as of the date of this Agreement, the probable and reasonably foreseeable result of (a) a breach by the Company or a Seller of any of its or their representations or warranties under this Agreement or (b) the other matters giving rise to a claim for indemnification under Section 7.02.

“consistently applied” means that no change in accounting principles shall have been made from those used by the Company in the preparation of the Latest Audited Balance Sheet, including with respect to the nature of accounts and the methods for determining the level of reserves or accruals; provided that, with respect to any calculation of Net Working Capital, “consistently applied” shall have the meaning set forth on Exhibit A. “Changes in accounting principles” includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, as well as all changes in methods, conventions, assumptions or estimation techniques (unless required by objective changes in underlying events) utilized in making accounting estimates.

“Construction Projects” is defined in Section 2.09(n).

“Covered Persons” is defined in Section 2.21.

“D&O Policy” is defined in Section 6.02(c).

“Deductible” is defined in Section 7.03(a).

“Deed” is defined in Section 10.19(b).

“Disclosure Schedules” is defined in Article II.

“EBITDA” is defined in Section 1.09.

“Encumber” or “Encumbrance” means, with respect to any real property, any mortgage, deed of trust, hypothecation, pledge, charge, Lien, security interest, easement, covenant, right of first refusal or first offer, purchase right, or similar cumbrance or restriction (including restrictions on transfer) in respect of such real property.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, or penalties) arising out of, based on or resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all applicable Laws relating to pollution or protection of the environment (including, without limitation, ambient air, vapor, surface water, ground water, land surface or subsurface strata, and natural resources) or human health or worker health and safety, including, without limitation, Laws relating to (i) Releases or threatened Releases of, or exposure to, Hazardous Substances, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment, transport or handling of Hazardous Substances, (iii) recordkeeping, notification, disclosure, or reporting requirements regarding Hazardous Substances, (iv) endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources, or (v) the preservation of the environment or mitigation of adverse effects on or to human health or the environment.

“Equipment” is defined in Section 2.09(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the account holding the Escrow Amount pursuant to the Escrow Agreement.

“Escrow Agent” means Regions Bank.

“Escrow Agreement” means an escrow agreement substantially in the form of Exhibit B hereto.

“Escrow Amount” means an amount equal to $6,128,000.

“Escrow Termination Date” means the date that is eighteen (18) months after the Closing Date.

“Estimated Cash” is defined in Section 1.02(a).

“Estimated Closing Net Working Capital” is defined in Section 1.02(a).

“Estimated Indebtedness” is defined in Section 1.02(a).

“Estimated Transaction Expenses” is defined in Section 1.02(a).

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final with respect to Purchaser or the Sellers (i.e., all allowable appeals have been exhausted by either party to the action) or (b) a closing agreement binding in respect of the Purchaser or the Sellers or (c) other administrative settlement with or final administrative decision by the relevant Governmental Body.

“Financial Statements” is defined in Section 2.07(a).

“Foreign Competition Laws” means any antitrust or competition Laws of any Governmental Body outside the United States.

“Foreign Official” is defined in Section 2.21(a).

“Form 8023” is defined in Section 9.04(a).

“Fraud” means an actual knowing and intentional misrepresentation of a fact, or concealment of a fact, made with the intent to deceive and mislead any other party to this Agreement (as opposed to any claim based on constructive knowledge, negligent misrepresentation or a similar theory).

“Fundamental Representations” means the representations and warranties set forth in Section 2.01(a), Section 2.02, Section 2.03, Section 2.06, Section 2.09(a) (first sentence only), Section 2.09(b) (third sentence only), Section 2.14(b), Section 2.17, Section 2.19(a), Section 2.19(d), Section 2.20, Section 2.21, Section 2.23, Section 3.01, Section 3.02, Section 3.05, Section 3.06, Section 4.01, Section 4.02 and Section 4.06, and, as used in Article IX, also includes the representations and warranties set forth in Section 2.10.

“Funded Indebtedness” is defined in Section 1.04(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, official, regulatory body or other entity and any court, arbitrator or other tribunal).

“Hazardous Substances” means any chemical, pollutant, contaminant, material, waste or substance that is hazardous, toxic, deleterious, radioactive, noxious or harmful, petroleum and petroleum products, by-products, derivatives or wastes, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls (PCBs) or materials containing same, lead or lead-based paints or materials, or other substances that may have an adverse effect on human health or the environment.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, as of any given time of determination, (a) the amount of all indebtedness for borrowed money of the Company under any credit facilities (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith), (b) liabilities of the Company evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) any obligation evidenced by any letter of credit or bankers’ acceptance solely to the extent drawn, (d) all liabilities of the Company arising out of interest rate and currency swap, cap and any other arrangements designed to provide protection against fluctuations in interest or currency rates, in each case including any amounts payable to terminate such arrangements, (e) all obligations issued or assumed as the deferred purchase price of property, assets or business, including any amounts reserved for the payment of a contingent purchase price, (f) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and any unpaid compensation for any period prior to the Closing Date, in each case, to the extent not fully reflected in the Financial Statements, and (g) all obligations under leases which have been or are required to be, in accordance with GAAP consistently applied, recorded as capital leases in respect of which the Company is liable; provided that without limiting other liabilities that are not to be included therewith, in no event shall Indebtedness include (i) any amounts included in Closing Net Working Capital or Transaction Expenses, (ii) any contingent reimbursement obligations for any letters of credit, performance bonds, surety bonds and similar obligations of the Company or (iii) any fees and expenses to the extent incurred by or at the direction of the Purchaser or otherwise relating to the Purchaser’s or any of its Affiliates’ financing, including obtaining any consent, agreement or waiver relating thereto, for the transactions contemplated by this Agreement or any other liabilities or obligations incurred or arranged by or on behalf of the Purchaser or any of its Affiliates in connection with the transactions contemplated hereby or otherwise.

“Indemnified Party” is defined in Section 7.05(a).

“Indemnified Person” is defined in Section 6.02(a).

“Indemnifying Party” is defined in Section 7.05(a).

“Intellectual Property” means all of the following: worldwide, whether registered or unregistered: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions, discoveries, improvements, ideas, know-how, methodology, models, algorithms, formulae, systems, processes, technology, whether patentable or not, and all patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisions, continuations-in-part, re-examinations, renewals and extensions; (c) trade secrets, customer and supplier lists and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof; (d) software, including interpreted or compiled Source Code, object code, documentation, programming tools, drawings, specifications, metadata and data; (e) copyrights in writings, designs, software, and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing and all moral rights in the forgoing; (f) database rights; (g) internet web sites, domain names and applications and registrations pertaining thereto; (h) social media accounts, the usernames and passwords associated therewith, and all content contained therein; (i) any other intellectual property or proprietary rights of any kind, nature or description; and (j) any tangible embodiments of the foregoing (in whatever form or medium).

“IP Agreement” is defined in Section 2.12(f).

“KHH” is defined in Section 8.06.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge of Ramesh Bhatia and Randel Calaway.

“Landlord” is defined in Section 10.19(a).

“Latest Audited Balance Sheet” is defined in Section 2.07(a).

“Latest Balance Sheet” is defined in Section 2.07(a).

“Law” means any law, rule, regulation, judgment, decision, injunction or order of any Governmental Body, as enacted or promulgated and in effect on or prior to the Closing Date.

“Liabilities” is defined in Section 2.07(b).

“Liens” means all liens, mortgages, deeds of trust, pledges, security interests, attachments, levies, conditional sales, charges, claims, proxy, voting trust or agreement or transfer restriction under any stockholder or similar agreement.

“Losses” means any loss, liability, damage or expense (including reasonable legal fees and expenses).

“Material Adverse Effect” means a material adverse effect upon the financial condition and operating results of the Company; provided that none of the following, either alone or taken together with other changes or effects, shall constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) changes in, or effects arising from or relating to, general business or economic conditions affecting the industry in which the Company operate, (b) changes in, or effects arising from or relating to, national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States, (c) changes in, or effects arising from or relating to, financial, banking, or securities markets (including (i) any disruption of any of the foregoing markets, (ii) any change in currency exchange rates, (iii) any decline or rise in the price of any security, commodity, contract or index and (iv) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement), (d) changes in, or effects arising from or relating to changes in, GAAP, (e) changes in, or effects arising from or relating to changes in, laws, rules, regulations, orders, or other binding directives or determinations issued or made by or agreements with or consents of any Governmental Body, (f) changes or effects arising from or relating to (i) the taking of any action permitted or contemplated by this Agreement or at the request of the Purchaser or its Affiliates, (ii) the failure to take any action if such action is prohibited by this Agreement or (iii) the announcement of this Agreement or the transactions contemplated hereby or the identity, nature or ownership of the Purchaser, (g) changes or effects arising from or relating to any existing event, occurrence, or circumstance with respect to which the Purchaser has knowledge as of the date hereof, including any matter set forth in the Disclosure Schedules, (h) changes or effects that arise from any seasonal fluctuations in the business, (i) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with the Purchaser or its Affiliates or representatives) or (j) the effect of any action taken by the Purchaser or its Affiliates with respect to the transactions completed by this Agreement or the financing thereof.

“Material Customers” is defined in Section 2.24(a).

“Material Suppliers” is defined in Section 2.24(b).

“Net Working Capital” shall have the meaning, and shall be calculated in a manner consistent with principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, and methods, conventions, assumptions or estimation techniques, set forth on or reflected in Exhibit A. For the avoidance of doubt, any amounts included as Transaction Expenses shall not be included in the calculation of Net Working Capital.

“New Business Capital Investment” is defined in Section 1.07.

“Non-Maintenance Capital” is defined in Section 1.07.

“Non-Recourse Party” is defined in Section 10.07.

“Non-Settling Party” is defined in Section 7.05(c).

“Non-Third Party Claim” is defined in Section 7.06.

“Objection Notice” is defined in Section 1.05(b).

“Occurrence” is specified in Section 2.23(b).

“Option Period” is defined in Section 10.19(a).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including, without limitation, all electrical, mechanical, plumbing and other building systems; fire protection, security and surveillance systems; telecommunications, computer, wiring and cable installations; utility installations; water distribution systems; and landscaping, and all easements and other rights and interests appurtenant thereto, including, without limitation, air, oil, gas, mineral and water rights, owned by the Company.

“Pension Plans” is defined in Section 2.14(a).

“Performance Period” is defined in Section 1.08(a).

“Permits” is defined in Section 2.18(a).

“Permitted Liens” means (a) any restriction on transfer arising under applicable securities Laws, (b) Liens for Taxes not yet due and payable or that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate accruals or reserves have been established, (c) Liens under the Funded Indebtedness, (d) mechanics Liens and similar Liens for labor, materials, or supplies that are not yet due and payable and for which adequate accruals or reserves have been established, (e) zoning, building codes, and other land use laws regulating the use or occupancy of Owned Real Property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such Owned Real Property that do not, individually or in the aggregate, materially impair the value, possession or current use of the applicable Owned Real Property, (f) easements, servitudes, covenants, conditions, restrictions, and other similar matters of record affecting title to any real property or assets of the Company and other title defects that do not or would not, individually or in the aggregate, materially impair the value, possession or current use of the applicable Owned Real Property or assets of the Company, (g) Liens set forth on Schedule 11.01(a), (h) all matters set forth on title policies or surveys made available by the Company to the Purchaser prior to the date of this Agreement that do not or would not, individually or in the aggregate, materially impair the value, possession or current use of the applicable Owned Real Property or assets of the Company and (i) Liens that will be terminated at or prior to the Closing.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Personal Data” shall have the same meaning as the term “personal data,” “personal information,” or the equivalent under the applicable Law, and may include a natural person’s name, street address, telephone number, e-mail address, birth date, social security number, account number or other information that allows the identification of a natural person.

“Plans” is defined in Section 2.14(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“Pre-Closing Taxes” means (a) all liability for Taxes of the Company for Pre-Closing Tax Periods; (b) all liability resulting by reason of the several liability of the Company pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Company having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; (c) all liability for Taxes resulting by reason of the Company ceasing to be a member of an affiliated group; (d) all liability attributable to any misrepresentation or breach of warranty made by Seller in Section 2.10 of this Agreement; (e) all liability for Taxes attributable to any failure to comply with any of the covenants or agreements of the Sellers or (with respect to the period of time on or prior to the Closing) the Company under this Agreement and (f) all liability for Taxes of any other person pursuant to any contractual agreement entered into on or before the Closing Date.

“Privileged Communications” is defined in Section 8.06.

“Products” is defined in Section 2.23(a).

“Purchase Price Adjustments” is defined in Section 1.05(f)(iii).

“Purchased Assets” means all of the assets, whether real, personal (tangible or intangible) or mixed, owned (in fee or any lesser interest including leasehold interests) by the Company.

“Purchaser” is defined in the Preamble.

“Purchaser Adjustment Amount” is defined in Section 1.05(f)(i).

“Purchaser Indemnified Parties” is defined in Section 7.02.

“Purchaser Released Parties” is defined in Section 8.03.

“Put Option” is defined in Section 10.19(a).

“PWC” is defined in Section 1.05(c).

“R&W Carrier” mean the recognized insurance carrier rated by AM Best at A or better as of the date of issuance of the R&W Insurance Policy that issued the R&W Insurance Policy on the date hereof for the benefit of the Purchaser.

“R&W Insurance Policy” means the Representations and Warranties Insurance Policy to be issued by AIG Specialty Insurance Company on the date hereof, policy number 17712105 (as may be amended, modified or supplemented from time to time).

“Real Property Permits” is defined in Section 2.09(c).

“Registered Company Intellectual Property” is defined in Section 2.12.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Release Letters” is defined in Section 1.04(b).

“Representative” is defined in the Preamble.

“Restricted Party” is defined in Section 5.01(a).

“Restricted Territories” is defined in Section 5.01(a).

“Restrictive Covenants” is defined in Section 5.01(e).

“Retained Employees” is defined in Section 8.02(a).

“Schedule” is defined in Article II.

“Section 338 Allocation” is defined in Section 9.05.

“Section 338(h)(10) Election” is defined in Section 9.04.

“S Election” is defined in Section 2.10(l).

“Seller Adjustment Amount” is defined in Section 1.05(f)(ii).

“Seller Allocation Notice” is defined in Section 9.05.

“Sellers” and “Seller” are defined in the Preamble.

“Settling Party” is defined in Section 7.05(c).

“Shares” is defined in the Recitals.

“Special Earnout Payment” is defined in Section 1.08(e).

“Specified Employee Losses” means (a) any Losses arising from any claim, demand, investigation, or proceeding related to (i) any payments, compensation, benefits or entitlements that the Company owes, or is obligated to provide, prior to the Closing with respect to any employee or other service provider of the Company, (ii) any liabilities, payments, obligations, costs, expenses or disbursements related to any employee or other service provider of the Company under any labor or similar Laws that is incurred, accrued or arose prior to Closing, including claims with respect to harassment, discrimination, and other workplace-related claims, (iii) any liabilities in respect of any Plan that is incurred, accrued or arising prior to Closing, and (iv) any liabilities, payments, costs, expenses or disbursements incurred in connection with the termination of employment or other service relationship of any employee or other service provider of the Company arising under any Plan or other severance policy or agreement or under any applicable Law or otherwise that is incurred, accrued or arising prior to, or in connection with, the Closing, and (b) any Losses incurred as a result of a breach of any of the representations and warranties contained in Sections 2.19(a) or 2.19(d) herein.

“Specified Loss Cap” is defined in Section 7.03(b).

“Specified Losses” means any Losses arising out of (a) Specified Employee Losses or (b) any Environmental Claims related to the ownership of the Wiggins Property by the Company between the Closing and the transfer of the Wiggins Property pursuant to Section 10.19.

“Specified Loss Termination Date” is defined in Section 7.13(a).

“Straddle Period” means a Tax period that begins on or before the Closing Date and ends thereafter.

“Target EBITDA” is defined in Section 1.07.

“Target Net Working Capital” means $44,500,000.

“Tax” or “Taxes” means any federal, state, local, foreign or other income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, import, export, alternative minimum or estimated tax, including any interest, penalty or addition thereto.

“Tax Proceedings” mean any audit, contest or defense against any assessment, notice of deficiency or other proposed adjustment relating to any and all Taxes of the Company.

“Tax Returns” means any return, claim for refund, report, statement or information return relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Third Party Claim” is defined in Section 7.05(a).

“Title Affidavits” is defined in Section 1.04(l).

“Transaction Expenses” means, to the extent not paid by the Company or the Sellers before the Closing Date, the amount of (a) all fees, costs and expenses of the legal counsel, investment bankers, accountants, advisors, brokers, data site managers or other representatives and consultants and associated expenses incurred by or on behalf of, or to be paid by, the Company (with respect to periods ending on the Closing) in connection with the transactions contemplated by this Agreement (including in connection with any exploration of strategic alternatives or other sales processes), (b) all bonus, incentive and similar payments payable to employees or other service providers which become payable or due as a result of, or in connection with, the transactions contemplated hereby (other than any such payments that are a result of actions taken by or at the request of Purchaser), and any severance payable pursuant to any of the employment agreements listed on Schedule 2.14(a) to the extent any such payments are triggered at the employee’s election or due to the failure of the parties to enter into a new employment agreement in connection with the transactions contemplated by this Agreement (in each case, prior to any reduction in respect of applicable federal, state and local tax withholdings and including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith), (c) fifty percent (50%) of the premium under, and of any other costs, fees, expenses (including due diligence fees) or other amounts charged by the R&W Carrier in connection with the procurement of, the R&W Insurance Policy, (d) 50% of the premium and other fees and expenses related to the D&O Policy, (e) 50% of all Transfer Taxes in accordance with Section 9.02 and (f) all costs, fees and expenses to record releases of mortgages and/or deeds of trust which secure any Indebtedness to Compass Bank and its Affiliates; provided that in no event shall Transaction Expenses include any fees, expenses or other liabilities to the extent incurred by or at the direction of the Purchaser, in connection with obtaining the consent, agreement or other approval of any Governmental Body in connection with the transactions contemplated hereby or otherwise relating to the Purchaser’s or its Affiliates’ financing, including obtaining any consent or waiver relating thereto, for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of the Purchaser or its Affiliates in connection with the transactions contemplated hereby, including any fees payable to any financing institution or lender or the Company’s accountants on behalf of the Purchaser or its Affiliates.

“Transaction Price” is defined in Section 1.02(b).

“Transaction Price Allocation Percentage” means the percentage of the Transaction Price set forth opposite each Sellers’ name on the attached Schedule 1.04.

“Transfer Taxes” is defined in Section 9.02.

“WARN Act” is defined in Section 2.19(c).

“Welfare Plans” is defined in Section 2.14(a).

“Wiggins Escrow Amount” means an amount equal to $350,000.

“Wiggins Property” is defined in Section 10.19(a).

“Year 1 Performance Period” is defined in Section 1.08(a).

“Year 2 Performance Period” is defined in Section 1.08(a).

11.02 Other Definitional Provisions.

(a) Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” shall be equivalent to the use of the term “and/or.”

(d) Words denoting any gender shall include all genders, including the neutral gender. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.

(e) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(f) All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(g) Any document or item will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement if such document or item (a) is included in the electronic data room, (b) actually delivered or provided to Purchaser or any of Purchaser’s representatives or (c) made available upon request, including at the Company’s offices.

(h) Any reference to any agreement or contract referenced herein or in the Disclosure Schedules shall be a reference to such agreement or contract, as amended, modified, supplemented or waived.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

the Purchaser:	MUELLER INDUSTRIES, INC.

	By:	/s/ Jeffrey A. Martin
	Name:	Jeffrey A. Martin
	Title:	Chief Financial Officer and Treasurer

the Company:	ATCO RUBBER PRODUCTS, INC.

	By:	/s/ Ramesh Bhatia
	Name:	Ramesh Bhatia
	Title:	President

the Sellers:

/s/ Ramesh Bhatia
RAMESH BHATIA

RAMESH BHATIA IRREVOCABLE 2015
TRUST

	By:	/s/ Ramesh Bhatia
	Name:	Ramesh Bhatia
	Title:	Trustee

[Signature Page to Stock Purchase Agreement]

BHATIA 2010 ANNUITY TRUST

	By:	/s/ Ramesh Bhatia
	Name:	Ramesh Bhatia
	Title:	Trustee

NIRAJ BHATIA IRREVOCABLE 2012
TRUST

	By:	/s/ Ramesh Bhatia
	Name:	Ramesh Bhatia
	Title:	Trustee

ANITA SMITH IRREVOCABLE 2012
TRUST

	By:	/s/ Ramesh Bhatia
	Name:	Ramesh Bhatia
	Title:	Trustee

the Representative:

/s/ Ramesh Bhatia
RAMESH BHATIA

[Signature Page to Stock Purchase Agreement]